Exhibit 99.5

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as at December 31, 2007 and 2006	2

Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2007, 2006, and the Period from October 4, 2005 through December 31, 2005	3

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2007, 2006 and the Period from October 4, 2005 through December 31, 2005	4

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006, and the Period from October 4, 2005 through December 31, 2005	5

Notes to the Consolidated Financial Statements	6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Flagstone Reinsurance Holdings Limited

We have audited the accompanying consolidated balance sheets of Flagstone Reinsurance Holdings Limited and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the years ended December 31, 2007 and 2006, and the period from October 4, 2005 (date of incorporation) to December 31, 2005. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Flagstone Reinsurance Holdings Limited and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, and the period from October 4, 2005 (date of incorporation) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche
Hamilton, Bermuda
March 18, 2008
(December 19, 2008 as to Note 18 and Financial Statement Schedule III)

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
As at December 31, 2007 and 2006
(Expressed in thousands of U.S. dollars, except share data)

	2007	2006

ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2007 - $1,099,149; 2006 - $686,288)	$1,109,105	$682,278
Short term investments, at fair value (Cost: 2007 - $23,660; 2006 - $nil)	23,616	-
Equity investments, at fair value (Cost: 2007 - $73,603; 2006 - $nil)	74,357	-
Other investments	293,166	74,496
Total Investments	1,500,244	756,774
Cash and cash equivalents	362,680	261,352
Reinsurance premium balances receivable, net	136,555	68,940
Unearned premiums ceded	14,608	8,224
Accrued interest receivable	9,915	6,331
Receivable for investments sold	-	3,599
Deferred acquisition costs	30,607	11,909
Funds withheld	6,666	-
Goodwill	10,781	5,624
Other assets	31,717	18,659
Due from related parties	-	3,090
Total Assets	$2,103,773	$1,144,502

LIABILITIES
Loss and loss adjustment expense reserves	$180,978	$22,516
Unearned premiums	175,607	98,659
Insurance and reinsurance balances payable	12,088	-
Payable for investments purchased	41,750	9,531
Long term debt	264,889	137,159
Other liabilities	33,198	11,866
Due to related parties	-	252
Total Liabilities	708,510	279,983

Minority Interest	184,778	-

SHAREHOLDERS’ EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2007 - 85,309,107; 2006 - 71,547,891)	853	715
Additional paid-in capital	905,316	728,378
Accumulated other comprehensive income (loss)	7,426	(4,528)
Retained earnings	296,890	139,954
Total Shareholders’ Equity	1,210,485	864,519

Total Liabilities, Minority Interest and Shareholders’ Equity	$2,103,773	$1,144,502

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2007, 2006, and the Period from October 4, 2005 through December 31, 2005
(Expressed in thousands of U.S. dollars, except share and per share data)

	2007	2006	2005

REVENUES
Gross premiums written	$577,150	$302,489	$-
Premiums ceded (related party: 2007 - $nil; 2006 - $15,095; 2005 - $nil)	(50,119)	(19,991)	-
Net premiums written	527,031	282,498	-
Change in net unearned premiums	(49,894)	(90,435)	-
Net premiums earned	477,137	192,063	-
Net investment income	73,808	34,212	629
Net realized and unrealized gains - investments	17,174	10,304	-
Net realized and unrealized (losses) gains - other	(9,821)	1,943	-
Other income (related party: 2007 - $nil; 2006 - $5,143; 2005 - $nil)	5,811	6,099	-
Total revenues	564,109	244,621	629

EXPENSES
Loss and loss adjustment expenses	192,859	26,660	-
Acquisition costs	82,292	29,939	-
General and administrative expenses	72,461	34,741	13,013
Interest expense	18,677	4,648	-
Net foreign exchange gains	(5,289)	(2,079)	-
Total expenses	361,000	93,909	13,013
Income (loss) before income taxes, minority interest and interest in earnings of equity investments	203,109	150,712	(12,384)
Provision for income tax	(783)	(128)	-
Minority interest	(35,794)	-	-
Interest in earnings of equity investments	1,390	1,754	-

NET INCOME (LOSS)	$167,922	$152,338	$(12,384)

Change in net unrealized losses	-	(4,008)	-
Change in currency translation adjustment	7,945	(520)	-

COMPREHENSIVE INCOME (LOSS)	$175,867	$147,810	$(12,384)

Weighted average common shares outstanding—Basic	81,975,384	70,054,087	55,239,491
Weighted average common shares outstanding—Diluted	82,111,590	70,393,821	55,239,491
Net income (loss) per common share outstanding—Basic	$2.05	$2.17	$(0.22)
Net income (loss) per common share outstanding—Diluted	$2.05	$2.16	$(0.22)
Dividends declared per common share	$0.08	$-	$-

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2007, 2006, and the Period from October 4, 2005 through December 31, 2005
(Expressed in thousands of U.S. dollars, except share data)

	2007	2006	2005

Common voting shares:
Balance at beginning of period	71,547,891	55,239,491	-
Issued during the period	13,761,216	16,308,400	55,239,491
Balance at end of period	85,309,107	71,547,891	55,239,491

Share capital:
Common voting shares
Balance at beginning of period	$715	$552	$-
Issued during period	138	163	552
Balance at end of period	853	715	552

Additional paid-in capital
Balance at beginning of period	728,378	559,466	-
Issue of shares	185,488	162,921	551,843
Issuance costs (related party: 2007 - $3,430; 2006 - $nil; 2005 - $2,972)	(16,839)	(251)	(4,590)
Fair value of issue warrant	-	3,372	12,213
Share based compensation expense	8,289	2,870	-
Balance at end of period	905,316	728,378	559,466

Accumulated other comprehensive (income) loss
Balance at beginning of period	(4,528)	-	-
Change in net unrealized losses	-	(4,008)	-
Change in currency translation adjustment	7,945	(520)	-
Cumulative effect adjustment from adoption of new accounting principle	4,009	-	-
Balance at end of period	7,426	(4,528)	-

Retained earnings (accumulated deficit)
Balance at beginning of period	139,954	(12,384)	-
Cumulative effect adjustment from adoption of new accounting principle	(4,009)	-	-
Dividend declared	(6,977)	-	-
Net income (loss) for the period	167,922	152,338	(12,384)
Balance at end of period	296,890	139,954	(12,384)
Total Shareholders’ Equity	$1,210,485	$864,519	$547,634

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007, 2006, and the Period from October 4, 2005 through December 31, 2005
(Expressed in thousands of U.S. dollars)

	2007	2006	2005

Cash flows provided by (used in) operating activities:
Net income	$167,922	$152,338	$(12,384)
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized and unrealized gains	(7,353)	(12,247)	-
Minority interest	35,794	-	-
Depreciation expense	2,647	1,018	-
Share based compensation expense	8,136	6,208	12,247
Interest in earnings of equity investments	(1,390)	(1,754)	-
Accretion/amortization on fixed maturities	(8,196)	156	-
Changes in assets and liabilities, excluding net assets acquired:
Reinsurance premium receivable	(53,278)	(68,940)	-
Unearned premiums ceded	(9,619)	(8,224)	-
Deferred acquisition costs	(13,549)	(11,909)	-
Funds withheld	(6,666)	-	-
Loss and loss adjustment expense reserves	158,078	22,516	-
Unearned premiums	57,942	98,659	-
Insurance and reinsurance balances payable	(8,474)	-	-
Other changes in assets and liabilities, net	4,952	(5,431)	587
Net cash provided by operating activities	326,946	172,390	450

Cash flows provided by (used in) investing activities:
Net cash received (paid) in acquisitions of subsidiaries	2,643	(12,702)	-
Purchases of fixed income securities	(1,699,537)	(1,712,280)	-
Sales and maturities of fixed income securities	1,391,198	1,030,738	-
Purchases of equity securities	(98,774)	(99,682)	-
Sales of equity securities	34,533	101,889	-
Purchases of other investments	(225,156)	(57,117)	-
Sales of other investments	13,872	-	-
Purchases of fixed assets	(9,668)	(6,023)	-
Sale of fixed asset under a sale lease-back transaction	18,500	-	-
Net cash used in investing activities	(572,389)	(755,177)	-

Cash flows provided by (used in) financing activities:
Issue of common shares, net of issuance costs paid	171,644	162,833	547,805
Issue of notes, net of issuance costs paid	123,673	132,810	-
Contribution of minority interest	84,322	-	-
Repurchase of minority interest	(14,353)	-	-
Dividend paid on common shares	(6,823)	-	-
Repayment of loan under a sale lease-back transaction	(17,063)	-	-
Other	(5,166)	725	-
Net cash provided by financing activities	336,234	296,368	547,805

Effect of foreign exchange rate on cash and cash equivalents	10,537	(484)	-

Increase (decrease) in cash and cash equivalents	101,328	(286,903)	548,255
Cash and cash equivalents - beginning of period	261,352	548,255	-
Cash and cash equivalents - end of period	$362,680	$261,352	$548,255

Supplemental cash flow information:
Payable for investments purchased	$41,750	$9,531	$-
Receivable for investments sold	$-	$3,599	$-
Interest paid	$16,271	$3,861	$-

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

1.    ORGANIZATION

Flagstone Reinsurance Holdings Limited (“the Company”) is a holding company incorporated on October 4, 2005 under the laws of Bermuda. The Company, through its principal operating, wholly owned subsidiaries, Flagstone Reinsurance Limited ( “ Flagstone ” ) and Flagstone Réassurance Suisse SA (“Flagstone Suisse”), is a provider of global property, property catastrophe, and short-tail specialty and casualty reinsurance. Flagstone was incorporated in Bermuda on November 10, 2005 and licensed as a Class 4 insurer under The Insurance Act 1978, as amended and related Regulations (the “Insurance Act” ). Flagstone Suisse was formed in Switzerland on September 7, 2006 and is an indirect wholly owned subsidiary of Flagstone. Flagstone Suisse was formed to serve as the Company’s European underwriting platform and was licensed by the Federal Office of Private Insurance in Switzerland on December 20, 2006.

On March 31, 2006, Flagstone acquired an equity interest in Island Heritage Holdings Limited (“Island Heritage”), a Caribbean property insurer based in the Cayman Islands.  With subsequent purchases in October 2006 and May 2007, Flagstone increased its equity interest in Island Heritage to 33.2%. On July 3, 2007, Flagstone took a controlling interest in Island Heritage by increasing its ownership to 54.6% of Island Heritage’s voting shares.

On March 31, 2006, the Company acquired Flagstone Capital Management (Bermuda) Limited and its subsidiaries (formerly known as West End Capital Management (Bermuda) Limited and referred to herein as “West End”), a company engaged in the business of investment and insurance management in Bermuda. West End subsidiaries include (a) Flagstone Management Services (Halifax) Limited which provides accounting, claims, information technology support, risk modeling, actuarial and legal services and (b) West End Capital Management BPO Services (India) Private Limited which provides back office information technology support services.

On March 6, 2006, the Company entered into a share purchase agreement to purchase 370,000 common shares, representing 100% of the outstanding common shares of Mont Fort Re Limited (“Mont Fort”), a segregated accounts or “cell”  company registered under the Bermuda Segregated Accounts Companies Act 2000 (as amended). In May 2006, the Company invested an additional $1.3 million in Mont Fort.   Mont Fort raises capital from investors through offerings of its preferred shares, and uses the proceeds of those offerings to underwrite reinsurance, which will be ceded to Mont Fort solely by Flagstone pursuant to a reinsurance agreement. On June 6, 2006, Mont Fort closed an offering of preferred shares relating to its first cell, Mont Fort ILW, which yielded gross proceeds of $60.0 million including investments by Flagstone of $5.0 million (8.3%) and LB I Group Inc. ( “LB I” ) of $50.0 million (83.3%).  LB I is a related party due to its investment in common shares of the Company.  On August 28, 2006, Mont Fort repurchased the preferred shares held by Flagstone for $5.1 million. As at December 31, 2006, and for the year ended December 31, 2006, in accordance with Financial Accounting Standards Board ( “ FASB ” ) Interpretation No. 46, as revised, “Consolidation of Variable Interest Entities - an interpretation of ARB No. 51” ( “FIN 46(R)”) the Company had determined that Mont Fort was a Variable Interest Entity (“VIE”). The Company was not considered to be the primary beneficiary and, therefore, was not required to consolidate Mont Fort into its financial statements. On January 2, 2007, Mont Fort closed an offering of preferred shares relating to its second cell, Mont Fort ILW 2 Cell (“Mont Fort ILW 2”) which yielded gross proceeds of $55.0 million from LBI. On January 12, 2007, Mont Fort closed an offering of preferred shares, with an unrelated party, relating to a third cell, Mont Fort High Layer (“Mont Fort HL”), which yielded gross proceeds of $28.1 million. The Company determined that the establishment of these cells was a reconsideration event under the provisions of paragraph 7 and paragraph 15 of FIN 46(R). The Company assessed the impact of these reconsideration events on its results and financial position, and concluded that the establishment of the Mont Fort HL cell on January 12, 2007 was the reconsideration event that resulted in the Company being the primary beneficiary of Mont Fort. As such, the results of Mont Fort are included in the Company’s consolidated financial statements with effect from January 12, 2007.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All inter-company accounts and transactions have been eliminated on consolidation.

The accompanying financial statements as at December 31, 2007 include all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position as at December 31, 2007 and 2006 and the results of operations and cash flows for the years ended December 31, 2007 and 2006 and the period October 4, 2005 through December 31, 2005.

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company’s policy is to consolidate all entities in which it has a controlling financial interest. In accordance with FIN 46(R), entities that are deemed to be VIEs are consolidated by the Company if it is determined that the Company is the primary beneficiary. Under FIN 46(R) the primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both, as a result of holding variable interests. For entities that are not deemed to be VIEs under FIN 46(R), the Company consolidates those in which it owns more than 50% of the outstanding voting stock unless it does not control the entity. Investments in preferred or voting common shares relating to unconsolidated entities that provide the Company with significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting.

As at December 31, 2006, and for the year ended December 31, 2006, in accordance with FIN 46(R) the Company had determined that Mont Fort was a variable interest entity. The Company was not considered to be the primary beneficiary and, therefore, was not required to consolidate Mont Fort into its financial statements. The Company was deemed to have significant influence over the operating and financial policies of Mont Fort due to its board representation and 100% voting interests and accordingly, Mont Fort was accounted for under the equity method of accounting. Under this method, the Company recorded all of the income or loss from the general account of Mont Fort but no income or losses arising from the activities of the segregated account of Mont Fort and the Company’s investment in Mont Fort was included in other investments on the Consolidated Balance Sheet for December 31, 2006 as discussed in Note 1 above.

As discussed in Note 1 above, the results of Mont Fort are included in the Company’s consolidated financial statements with effect from January 12, 2007. The portions of Mont Fort’s net income and shareholder’s equity attributable to holders of the preferred shares for the year ended December 31, 2007 are recorded in the consolidated financial statements of the Company as minority interest.  (See Note 4 for further details)

Use of Estimates in Financial Statements

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s principal estimates are for loss and loss adjustment expenses and estimates of premiums written, premiums earned, acquisition costs and share based compensation. The Company reviews and revises these estimates as appropriate. Any adjustments made to these estimates are reflected in the period the estimates are revised.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

Loss and Loss Adjustment Expense Reserves

Loss and loss adjustment expense reserves, including losses incurred but not reported (“IBNR”) and provisions for settlement expenses, include amounts determined from loss reports on individual cases, independent actuarial determinations and based on the Company’s own historical experience. To the extent that the Company’s own historical experience is inadequate for estimating reserves, such estimates may be determined based upon industry data and management estimates.

A significant portion of the Company’s business is property catastrophe and programs with high attachment points of coverage. Reserving for losses in such programs is inherently judgmental in that losses in excess of the attachment level on those programs are characterized as high severity and low frequency and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event. In addition, the Company has limited past loss experience due to its relatively short operating history, which increases the inherent uncertainty in estimating ultimate loss levels.

Loss and loss adjustment expense reserves include a component for outstanding case reserves for which claims have been reported and a component for IBNR. Case reserve estimates are initially set on the basis of loss reports received from ceding companies. Estimated IBNR reserves consist of a provision for additional development in excess of the case reserves reported by ceding companies as well as a provision for claims which have occurred but which have not yet been reported to the Company by ceding companies. IBNR reserves are estimated by management using various actuarial methods as well as a combination of the Company’s loss experience, insurance industry loss experience, underwriters’ experience, general market trends, and management’s judgment. The Company’s internal actuaries review the reserving assumptions and methodologies on a quarterly basis.

The uncertainties inherent in the reserving process, delays in ceding companies reporting losses to the Company together with the potential for unforeseen adverse developments, may result in loss and loss adjustment expense reserves significantly greater or less than the reserve provided at the time of the loss event. Loss and loss adjustment expense reserve estimates are regularly reviewed and updated as new information becomes known. Any resulting adjustments are reflected in the period in which they become known.

Premiums and Acquisition Costs

Premiums are first recognized as written as at the date that the contract is bound. The Company writes both excess of loss and pro rata reinsurance contracts, and also writes a select property insurance portfolio in the Caribbean region through its subsidiary Island Heritage.

For excess of loss contracts, premiums written are based on the deposit premium as defined in the contract, which is generally based on an estimate at the inception of the contract of the underlying exposure (e.g., values of properties insured) during the contract period. At the end of the policy term, a final premium is calculated based on the actual underlying exposure during the contract period and an adjustment to the deposit premium, if any, is recognized in the period in which it is determined. For pro rata contracts where no deposit premium is specified in the contract, premiums written are based on estimates of ultimate premiums provided by the ceding companies. Initial estimates of premiums written are reflected quarterly from the period in which the underlying risks incept. Subsequent adjustments, based on reports of actual premiums written by the ceding companies, or revisions in estimates, are recorded in the period in which they are determined.

The Company has entered into industry loss warranty transactions that are structured as reinsurance or derivatives. The Company evaluates each contract in accordance with Derivatives Implementation Group B26, “Dual Trigger Property and Casualty Contracts,” to determine if the amounts received from these contracts should be recorded as reinsurance transactions or as derivatives. When the transactions are determined to be reinsurance, the consideration received is recorded as premiums written and earned over the contract period.

In the normal course of its operations, the Company has received commitment fees to provide future reinsurance capacity. These contracts are accounted for as deferred revenue as they relate to upfront commitment fees and are included in other liabilities. The commitment fees are recognized ratably over the commitment period and are non-refundable in the event that the counterparty does not utilize the reinsurance capacity.

Premiums receivable are recorded as amounts due less any required provision for doubtful accounts.

Premiums are earned over a period that is consistent with the risks covered under the terms of the contract, which is generally one to two years. The portion of the premium related to the unexpired portion of the risk period is reflected in unearned premiums. Where contract terms require the reinstatement of coverage after a ceding company’s loss, the mandatory reinstatement premiums are recorded as written and are recognized as premiums earned when the loss event occurs.

Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Unearned ceded premiums represent the portion of premiums ceded related to the unexpired portion of the risk period.

Acquisition costs are comprised of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance contracts. Deferred acquisition costs are amortized over the underlying term of the related contracts and are limited to their estimated realizable value based on the related unearned premiums, anticipated loss and loss adjustment expenses and investment income.

Investments, Cash and Cash Equivalents

Prior to January 1, 2007, investments were considered available-for-sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and were carried at fair value with unrealized gains and losses recorded in accumulated other comprehensive income (loss). Following the issuance by the FASB of SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”), the Company elected to early adopt the fair value option for all fixed maturity investments, equity investments (excluding investments accounted for under the equity method of accounting), real estate investment trusts (“REITs”), investment funds, catastrophe bonds, and fixed income funds commencing January 1, 2007. This election requires the Company to adopt SFAS No. 157, "Fair Value Measurements ("SFAS 157") regarding fair value measurements. The valuation technique used to fair value the financial instruments is the market approach which uses prices and other relevant information generated by market transactions involving identical or comparable assets.

The Company has elected the fair value option to simplify the accounting, as this election will reduce the burden of monitoring differences between the cost and fair value of our investments, including the assessment as to whether declines in value are temporary in nature and, therefore, further removes an element of management judgment.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

The difference as a result of the election of the fair value option is in respect to the treatment of unrealized gains and losses. Prior to January 1, 2007, unrealized gains and losses on fixed maturity investments and equities were included within accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. On January 1, 2007, a cumulative-effect adjustment was made to reclassify the net unrealized losses, which represented the difference between the cost or amortized cost of investments and the fair value of those investments at December 31, 2006, from accumulated other comprehensive loss as at December 31, 2006 into retained earnings in the amount of $4.0 million. Subsequent to January 1, 2007, any movement in unrealized gains and losses has been recorded within net realized and unrealized gains (losses) on investments within the audited consolidated statements of operations and comprehensive income (loss). Investments are recorded on a trade date basis and realized gains and losses on sales of investments are determined on a first-in, first-out basis. Net investment income includes interest income on fixed maturity investments, recorded when earned, dividend income on equity investments, recorded when declared, and the amortization of premiums and discounts on investments.

The election of SFAS 159 will not change the carrying value of our fixed maturity investments, equity investments, REITs, investment funds, catastrophe bonds, fixed income fund and derivative instruments as they were previously carried at fair value. The Company’s U.S. government securities, equity securities and fixed income fund are stated at fair value as determined by the quoted market price of these securities as provided either by independent pricing services or exchange market prices or, when such prices are not available, by reference to broker or underwriter quotes. When the market for a security is considered active and multiple quotes are obtained with identical prices, the quote is considered to be binding. The fair value of the corporate bonds, mortgage-backed securities, asset-backed securities and REITs are derived from broker quotes based on inputs that are observable for the asset, either directly or indirectly, such as yield curves and transactional history.  Investment funds and other investments are stated at fair value as determined by either the most recently published net asset value – being the fund’s holdings in quoted securities adjusted for administrative expenses – or the most recently advised net asset value as advised by the fund adjusted for cash flows – where the fund’s holdings are in private equity investments. The private equity investments are valued by the investment funds using the valuations and financial statements provided by the general partners on a quarterly basis. These valuations are then adjusted by the investment funds for the cash flows since the most recent valuation. The valuation methodology used for the investment funds are consistent with the investment industry.

Catastrophe bonds are stated at fair value as determined by reference to broker indications. Those indications are based on current market conditions including liquidity and transactional history, recent issue price of similar catastrophe bonds and seasonality of the underlying risks.

Short term investments, if any, comprise fixed maturity investments with a maturity greater than three months but less than one year from the date of purchase. Cash and cash equivalents include amounts held in banks, money market funds and time deposits with maturities of less than three months at the date of purchase.

Investments in preferred or voting common shares in which the Company has significant influence over the operating and financial policies of the investee are classified as other investments and are accounted for under the equity method of accounting. Under this method, the Company records its proportionate share of income or loss from such investments in interest in earnings of equity investments for the period. Any decline in value of the equity method investments considered by management to be other-than-temporary is charged to income in the period in which it is determined.

Net investment income is stated net of investment management and custody fees. Investment income is recognized when earned and includes interest and dividend income together with the amortization of premiums and the accretion of discounts calculated under the interest method on fixed maturity investments purchased at amounts different from their par value.

Share Based Compensation

The Company accounts for share based compensation in accordance with SFAS No. 123(R), “Share-Based Payment” , (“SFAS 123(R)”). SFAS 123(R) requires entities to measure the cost of services received from employees and directors in exchange for an award of equity instruments based on the grant date fair value of the award. The cost of such services will be recognized as compensation expense over the period during which an employee or director is required to provide service in exchange for the award.

The Company’s share based compensation plans consists of performance share units (“PSUs”) and restricted share units (“RSUs”). The PSUs are designed to maximize shareholder value over long periods of time by aligning the financial interests of the Company’s management with those of its shareholders. The Company estimates the fair value of PSUs granted under the PSU Plan on the date of grant using the grant date fair value and the most probable performance factor for the three-year performance period and records the compensation expense in its consolidated statements of operations over the course of such period. At the end of each quarter, the Company reassesses the projected results for each three-year performance period as its financial results evolve. The Company recalculates the compensation expense under the PSU Plan and reflects any adjustments in the consolidated statements of operations in the period in which they are determined.

The RSUs are granted to employees and directors of the Company. RSUs granted to employees generally vest two years after the date of grant and RSUs granted to directors vest on the date of grant. The company estimates the fair value of RSUs on the date of grant and records the compensation expense in its consolidated statements of operations over the vesting period.

Warrant

The Company accounts for the warrant granted to Haverford (Bermuda) Ltd. (“Haverford”), a related party due to common ownership, as stock compensation in accordance with SFAS No. 123(R). Compensation expense for the warrant was measured at fair value at the date of issuance of the warrant and recorded as compensation expense in the issuance period as there was no required service period. (See Note 11 for additional details)

Derivative Instruments

The Company accounts for its derivative instruments using SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133 requires an entity to recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value, with the fair value recorded in other assets or liabilities.  The accounting for realized and unrealized gains and losses associated with changes in the fair value of derivatives depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of the asset or liability being hedged.  The realized and unrealized gains and losses on derivatives not designated as hedging instruments are included in net realized and unrealized gains and losses in the consolidated financial statements. Gains and losses associated with changes in fair value of the designated hedge instruments are recorded with the gains and losses on the hedged items, to the extent that the hedge is effective.  Derivative instruments are stated at fair value in accordance with SFAS 157 based on quoted market price for futures contracts and based on observable market inputs (such as currency spot and forward rates, underlying exchange traded securities yield curves and transactional history) for foreign currency forwards, total return swaps, currency swaps, interest rates swaps and “to be announced” mortgage-backed securities (“TBAs”). The Company fair values reinsurance derivative contracts using internal valuation models, with the significant inputs to the valuation models being the underlying risk exposure and the time left to the end of the contract.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

Derivatives used in hedging activities

The Company utilizes foreign currency forward contracts to manage its foreign currency exposure. On the date the Company enters into a forward contract, it designates whether the derivative is to be used as a hedge of an identified foreign currency exposure (a designated hedge). As part of the overall currency risk management strategy, the Company uses forward contracts to hedge the currency exposure of their investments and loans to subsidiaries (hedged items).

The Company formally documents all relationships between designated hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. In this documentation, the Company specifically identifies the investments in or loans to subsidiaries that have been designated as a hedged item and states how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally measures effectiveness of its designated hedging relationships, both at the hedge inception and on an ongoing basis. The Company assesses the effectiveness of its designated foreign currency hedges based on the value of the investment in and loans to subsidiaries and the currency translation adjustment recorded upon consolidation. The time value component of the designated fair value hedges is excluded from the assessment of hedge effectiveness.

The Company will discontinue hedge accounting prospectively if it is determined that the derivative is no longer effective in offsetting changes in the fair value of a hedged item. To the extent that the Company in the future chooses to discontinue hedge accounting related to its foreign currency hedging of its investment in and loans to subsidiaries because, based on Management’s assessment, the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried in the consolidated balance sheets at its fair value, with changes in its fair value recognized in current period net income.

Other derivative instruments

The Company generally uses interest rate swaps, currency swaps and foreign currency forward contracts to manage its duration and currency exposures. The Company may acquire TBAs and for the period between the purchase of the TBAs and the issuance of the underlying securities, the Company’s position is accounted for as a derivative. The Company also uses futures contracts and total return swaps for the purpose of replicating investment positions, managing market exposure and enhancing investment performance.

Reinsurance derivative contracts

The Company has entered into industry loss warranty transactions that are structured as reinsurance or derivatives. When those transactions are determined to be derivatives, they are recorded at fair value in other assets or liabilities with the changes in fair value reported in realized gains and losses in the consolidated financial statements.

Goodwill

In connection with its purchase of West End, the Company recorded goodwill in the amount of $2.0 million. In connection with its interest in Island Heritage, the Company recorded goodwill in the amount of $3.6 million at December 31, 2006 and an additional $5.2 million in 2007 for a total of $8.8 million at December 31, 2007.

For acquisitions under the purchase method, in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, (“SFAS 142”), the Company will perform, at a minimum, an annual valuation of its goodwill asset to test it for impairment. If, as a result of the assessment, the Company determines that the value of its goodwill asset is impaired, the Company will record an impairment charge in the period in which the determination is made.

Equity method investments will be reviewed annually, at a minimum, for potential impairment in accordance with Accounting Policies Board Opinion 18 (“APB 18”), “The Equity Method of Accounting for Investments in Common Stock”. If it is determined the Company would be unable to recover the carrying amount of its equity investment or if its equity investment would be unable to sustain an earning capacity to justify its carrying amount, the Company would record an impairment charge in the period the determination is made by lowering the goodwill recorded on the equity method investment.

The Company conducted its annual reviews as at December 31, 2007 and determined that the recorded goodwill was not impaired.

Funds Withheld

Funds held by reinsured companies represent insurance balances retained by ceding companies for a period in accordance with contractual terms.  The company generally earns investment income on these balances during the period funds are held.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company’s subsidiaries are generally their national currencies, except for the Bermuda subsidiaries, whose functional currency is the U.S. dollar. In translating the financial statements of those subsidiaries whose functional currency is other than the U.S. dollar, assets and liabilities are converted into U.S. dollars using the rates of exchange in effect at the balance sheet dates, and revenues and expenses are converted using the weighted average foreign exchange rates for the period. The cumulative translation adjustment is reported in the consolidated balance sheets as a separate component of accumulated other comprehensive income (loss).

In recording foreign currency transactions, revenues and expense items are converted at the prevailing exchange rate at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date, which may result in the recognition of exchange gains or losses. The exchange gains and losses are reported in the consolidated statements of operations as net foreign exchange gains.

Earnings (Loss) Per Common Share

The calculation of basic earnings (loss) per common share is based on weighted average common shares and weighted average vested RSUs outstanding and excludes any dilutive effects of warrants and share equivalents. Diluted earnings (loss) per common share assume the exercise of all dilutive warrant and share equivalents.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

The issuance of shares with respect to the PSUs is contingent upon the attainment of certain levels of diluted return-on-equity (“DROE”). Because the number of common shares contingently issuable under the PSU Plan depends on the average DROE over a three year period, the PSUs are excluded from the calculation of diluted earnings per share until the end of the performance period, when the number of shares issuable under the PSU Plan will be known.

Taxation

Certain subsidiaries of the Company operate in jurisdictions where they are subject to taxation. Current and deferred income taxes are charged or credited to net income based upon enacted tax laws and rates applicable in the relevant jurisdiction in the period in which the tax becomes realizable. Deferred income taxes are provided for all temporary differences between the bases of assets and liabilities used in the consolidated balance sheets and those used in the various jurisdictional tax returns. When management’s assessment indicates that it is more likely than not that deferred income tax assets will not be realized, a valuation allowance is recorded against the deferred tax assets. We adopted the provisions of FASB Interpretation No. 48, “According for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”) on January 1, 2007. Under FIN 48, the tax benefits of uncertain tax positions may only be recognized when the position is more-likely-than-not to be sustained upon audit by the relevant taxing authorities.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination.  SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this Statement is the same as that of the related FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51” (“SFAS 160”). The Company is currently assessing the impact of the adoption of this Statement on its results and financial position.

In December 2007, the FASB issued SFAS 160 which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they all be treated as equity transactions. SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years, and early adoption is prohibited.  If SFAS 160 was adopted as of December 31, 2007, the $184.8 million of minority interest would be reclassified as a separate component of shareholders’ equity.

3.    BUSINESS COMBINATIONS

West End

On March 31, 2006, the Company purchased all of the common shares of West End for a purchase price of $16.1 million. The Company purchased 12,000 West End shares (representing a 70.6% interest) from the Company’s Executive Chairman and 2,829 West End shares (representing a 16.6% interest) from the Company’s Chief Executive Officer. The results of operations of West End are included in the consolidated statement of operations from April 1, 2006.

The primary reason for the transaction was for the Company to be self-supporting and not reliant on outsourcing for its administrative functions and investment activities.

The Company paid an amount of $15.4 million on March 31, 2006 and the final settlement was made on August 16, 2006 in the amount of $0.7 million. Goodwill of $2.0 million was recognized on the acquisition date. The fair value of the net assets acquired is summarized as follows:

As at March 31, 2006

Cash	$3,394
Investments in Rockridge Re Holdings Limited (“Rockridge”)1	10,171
Fixed assets	2,236
Other assets	684
Assets acquired	16,485

Long term liabilities	183
Accruals and other liabilities	2,206
Liabilities acquired	2,389

Net assets acquired	$14,096

(1)
Rockridge, a company incorporated under the laws of the Cayman Islands, was established to assume high-layer, short-tail risks principally from Montpelier Reinsurance Ltd. West End held 11.6% of the common share equity interests, which represented 29.6% of the total voting rights of all shares. West End was deemed to have significant influence over Rockridge due to its 29.6% voting interest and board representation. As such, the Rockridge investment was recorded as an equity method investment. On December 20, 2006, the board of directors of Rockridge decided that it was in the best interest of Rockridge to redeem all its common shares. Redemption proceeds of $10.7 million were received by West End on December 29, 2006 and the Company recorded an amount of $0.2 million as receivable from Rockridge as of December 31, 2006.  Further proceeds of $0.2 million were received during 2007 resulting in a $nil receivable at December 31, 2007.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

The following unaudited pro-forma information related to the Company’s acquisition of West End for the year ended December 31, 2006 and the period from October 4, 2005 through December 31, 2005 illustrates the effects of the acquisition as if it had occurred at the beginning of the periods presented. The pro-forma information is not intended to be indicative of the consolidated results of operations that would have been reported if the acquisition had occurred on January 1, 2006 and October 4, 2005 nor does it purport to be indicative of combined results of operations which may be reported in the future.

	Year EndedDecember 31, 2006	Period October 4 throughDecember 31, 2005
	(unaudited)	(unaudited)

Revenue	$247,551	$4,864
Net income (loss)	151,407	(11,440)
Net income (loss) per common share - Basic	2.16	(0.21)
Net income (loss) per common share - Diluted	2.15	(0.21)

Included in the pro-forma revenue and net income (loss) amounts above for the year ended December 31, 2006 and the period from October 4, 2005 through December 31, 2005 is revenue of $4.0 million and $3.4 million and net (loss) income of $(1.7) million and $0.6 million, respectively, primarily relating to an investment management agreement that was terminated by West End effective June 30, 2006.

Island Heritage

On July 3, 2007, Flagstone purchased 73,110 shares (representing a 21.4% interest) in Island Heritage for a purchase price of $12.6 million. With this acquisition, Flagstone took a controlling interest in Island Heritage by increasing its interest to 54.6% of the voting shares.  Flagstone had previously acquired 33.2% of the shares through three purchases in March 2006 ($7.3 million, 18.7% interest), October 2006 ($4.2 million, 9.8% interest) and May 2007 ($2.5 million, 4.7% interest). At December 31, 2007, the Company had recorded goodwill and intangible assets not subject to amortization in the amount of $8.8 million and $0.8 million, respectively, and $3.6 million and $nil, respectively, at December 31, 2006.  Following the acquisition, the Company’s representation on Island Heritage’s board and the close working relationship with its management allows Flagstone to promote and support best practices in the underwriting of Island Heritage’s underlying business and to consequently enhance the quality of data available to Flagstone to underwrite the reinsurance of such business. The Company recorded goodwill in excess of the fair value of the acquired net assets to increase its participation in Island Heritage’s reinsurance program and to expand its book of business into the developing Caribbean markets.

Flagstone’s share of Island Heritage’s results from operations was recorded in the Company’s consolidated financial statements under the equity method of accounting through June 30, 2007. As a result of the acquisition of the controlling interest, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, with the portions of Island Heritage’s net income and shareholders’ equity attributable to minority shareholders recorded as minority interest in the Company’s consolidated financial statements.

The fair value of the net assets acquired is summarized as follows:

As at July 1, 2007

Cash and cash equivalents	$17,997
Investments	20,730
Reinsurance premium balances receivable	15,279
Unearned premiums ceded	3,579
Deferred acquisition costs	4,482
Fixed assets	1,883
Other assets	3,864
Assets acquired	67,814

Loss and loss adjustment expense reserves	2,490
Unearned premiums	18,312
Accruals and other liabilities	11,670
Liabilities acquired	32,472

Net assets acquired	$35,342

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

The following unaudited pro-forma information related to the Company’s acquisition of Island Heritage for the years ended December 31, 2007 and 2006 and the period from October 4 through December 31, 2005 illustrates the effects of the acquisition as if it had occurred at the beginning of each of the periods presented.  The pro-forma information is not intended to be indicative of the consolidated results of operations that would have been reported if the acquisition had occurred on January 1, 2007, January 1, 2006, or October 4, 2005 nor does it purport to be indicative of combined results of operations which may be reported in the future.

			Period October 4
	Year Ended	Year Ended	through
	December 31, 2007	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)	(unaudited)

Revenue	$579,950	$267,619	$4,136
Net income (loss)	169,282	154,638	(11,686)
Net income (loss) per common share - Basic	2.07	2.21	(0.21)
Net income (loss) per common share - Diluted	2.06	2.20	(0.21)

4.    MONT FORT RE LIMITED

On March 6, 2006, the Company entered into a share purchase agreement to purchase 370,000 common shares, representing 100% of the outstanding common shares of Mont Fort, a segregated accounts or “cell” company registered under the Bermuda Segregated Accounts Companies Act 2000 (as amended), for consideration of $0.1 million. The assets and liabilities acquired at the date of purchase were $0.1 million and $nil, respectively. In May 2006, the Company invested an additional $1.3 million in Mont Fort.

Prior to the acquisition, the purpose of Mont Fort was to facilitate third-party transactions in credit insurance and reinsurance through its segregated accounts on a 100% matched, fully offset basis so that it would bear no net retained insurance risk. Each policy written by a segregated account would be entirely reinsured at the closing of the transaction with high-credit quality counterparties.

As at December 31, 2006, and for the year ended December 31, 2006, in accordance with FIN 46(R) the Company had determined that Mont Fort was a VIE. The Company was not considered to be the primary beneficiary and, therefore, was not required to consolidate Mont Fort into its financial statements. The Company was deemed to have significant influence over the operating and financial policies of Mont Fort due to its board representation and 100% voting interests and Mont Fort was accounted for under the equity method of accounting. Under this method, the Company recorded all of the income or loss from the general account of Mont Fort but no income or losses arising from the activities of the segregated account of Mont Fort.

On January 2, 2007, Mont Fort closed an offering of preferred shares relating to its second cell, Mont Fort ILW 2 which yielded gross proceeds of $55.0 million from LB I.  Mont Fort, in respect of Mont Fort ILW 2, entered into a quota share reinsurance contract with Flagstone under which Flagstone assumes 8.3% of the business written by Mont Fort ILW 2.

On January 12, 2007, Mont Fort closed an offering of preferred shares relating to a third cell, Mont Fort HL which yielded gross proceeds of $28.1 million. The investor in Mont Fort HL is Newcastle Special Opportunity Fund V, L.P., an entity with no previous investments or affiliations with the Company or with Mont Fort. Mont Fort, in respect of Mont Fort HL, entered into a quota share reinsurance contract with Flagstone under which Flagstone assumes 9.0% of the business written by Mont Fort HL.

The Company determined that the establishment of these cells was a reconsideration event under the provisions of paragraph 7 and paragraph 15 of FIN 46(R). Consequently, the Company assessed whether or not Mont Fort continued to be a VIE and, if so, whether the Company or another party was Mont Fort’s primary beneficiary. The Company assessed the impact of these reconsideration events on its results and financial position, and concluded that the establishment of the Mont Fort HL cell on January 12, 2007 was the reconsideration event that resulted in the Company being the primary beneficiary of Mont Fort. As such, the results of Mont Fort are included in the Company’s consolidated financial statements with effect from January 12, 2007. The portions of Mont Fort’s net income and shareholder’s equity attributable to holders of the preferred shares for the year ended December 31, 2007 are recorded in the consolidated financial statements of the Company as minority interest.

Further, with the addition of any new contracts that the Company enters into with each of the new cells, the Company will evaluate whether the contracts with Mont Fort continue to meet the risk transfer parameters of SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts” (“SFAS 113”) considered individually and, where appropriate, in the aggregate.  In the event that these cells caused any contract or group of contracts to fail to meet the risk transfer parameters, the Company’s future financial statements would account for these reinsurance transactions in accordance with the provisions of Statement of Position 98-7 “Deposit Accounting: Accounting for Insurance and Reinsurance Contracts that do not Transfer Insurance Risk.”

In accordance with a reinsurance agreement entered into between Flagstone and Mont Fort on behalf on its cells, Flagstone earns a ceding commission from the cells based on the level of premiums ceded to the cells. During the year ended December 31, 2007, transactions between Flagstone and Mont Fort were eliminated upon consolidation.  During the year ended December 31, 2006, when Mont Fort was not consolidated, Flagstone earned $0.4 million from Mont Fort ILW under this arrangement.  West End also entered into an investment management agreement with Mont Fort in respect to each cell.  Under the agreement, West End earns an investment management fee based on the current size of the cells and a performance-based fee of 15% of the increase, if any, in the net asset value of each cell over the course of each year. During the year ended December 31, 2006, West End earned $1.3 million from Mont Fort ILW under this arrangement. On August 28, 2006, Mont Fort repurchased the preferred shares held by Flagstone for $5.1 million, and Mont Fort in respect of Mont Fort ILW entered into a quota share reinsurance contract with Flagstone under which Flagstone assumes 8.3% of the business written by Mont Fort ILW.

Included in the Company’s assets as at December 31, 2007 were cash, cash equivalents and fixed maturity investments of $177.0 million held for the sole benefit of preferred shareholders of each specific Mont Fort cell and available to settle the specific current and future liabilities of each cell.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

5.    INVESTMENTS

Fixed maturity, short term and equity investments

The cost or amortized cost, gross unrealized gains and losses, and carrying values of the Company’s fixed maturity, short term and equity investments as at December 31, 2007 and 2006 are as follows:

	As at December 31, 2007
		Gross	Gross
	Amortized	unrealized	unrealized
	cost or cost	losses	gains	Fair value
Fixed maturities
U.S. government and government agency	$479,462	$(1)	$14,508	$493,969
Other foreign governments	545	(2)	15	558
Corporates	265,569	(5,786)	909	260,692
Mortgage-backed securities	198,242	(2,315)	2,807	198,734
Asset-backed securities	155,331	(468)	289	155,152
Total fixed maturities	$1,099,149	$(8,572)	$18,528	$1,109,105

Short term investments	$23,660	$(49)	$5	$23,616

Equity investments	$73,603	$-	$754	$74,357

	As at December 31, 2006
		Gross	Gross
	Amortized	unrealized	unrealized
	cost or cost	losses	gains	Fair value
Fixed maturities
U.S. government and government agency	$252,775	$(4,319)	$9	$248,465
Corporates	188,080	-	28	188,108
Mortgage-backed securities	97,112	-	263	97,375
Asset-backed securities	136,575	-	5	136,580
Other debt securities	11,746	-	4	11,750
Total fixed maturities	$686,288	$(4,319)	$309	$682,278

Proceeds from the sale of fixed maturity, short term and equity investments during the year ended December 31, 2007 and 2006 amounted to $1.4 billion and $1.1 billion, respectively.

The contractual maturity dates of fixed maturity and short term investments as at December 31, 2007 and 2006 are as follows:

	As at December 31, 2007
	Amortized Cost	Fair Value

Due within one year	$57,039	$57,033
Due after 1 through 5 years	373,643	372,338
Due after 5 through 10 years	202,990	209,821
Due after 10 years	135,564	139,643
Mortgage and asset-backed securities	353,573	353,886
Total	$1,122,809	$1,132,721

	As at December 31, 2006
	Amortized Cost	Fair Value

Due within one year	$5,496	$5,496
Due after 1 through 5 years	257,328	256,965
Due after 5 through 10 years	88,447	86,748
Due after 10 years	101,330	99,114
Mortgage and asset-backed securities	233,687	233,955
Total	$686,288	$682,278

Actual maturities may differ from contractual maturities because certain borrowers have the right to prepay certain obligations with or without prepayment penalties.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

As at December 31, 2007 and 2006, 100% of the Company’s fixed maturity investment portfolio was invested in securities which were investment grade. As at December 31, 2007, the Company did not hold any security with direct exposure to the sub-prime markets.

Other investments

The Company’s other investments include:

	As at	As at
	December 31, 2007	December 31, 2006

Island Heritage	$-	$8,826
Mont Fort	-	1,445
Investment funds	31,249	28,378
Catastrophe bonds	36,619	35,847
Real estate investment trusts	12,204	-
Fixed income fund	212,982	-
Other investments	112	-
Total other investments	$293,166	$74,496

Flagstone’s share of Island Heritage’s results from operations was recorded in the Company’s consolidated financial statements under the equity method of accounting from April 1, 2006 (date of initial investment) through June 30, 2007. As a result of the acquisition of the controlling interest in July 2007, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, with the portions of Island Heritage’s net income and shareholders’ equity attributable to minority shareholders recorded as minority interest in the Company’s consolidated financial statements. (See Note 3 for additional discussion on Island Heritage)

See Note 4 for a discussion of Mont Fort.

Catastrophe bonds held pay a variable interest coupon and their return, from interest and return of principal, is contingent upon climatological and geological events. The catastrophe bonds are recorded at fair value and as at December 31, 2007 and December 31, 2006 they had net realized gains of $0.8 and $0.9 million for the years then ended, respectively.

The investment funds consist of investments in a hedge fund and private equity funds. The Company accounts for its other investments at fair value based on the most recent financial information available from fund managers and third party administrators.

Fair value disclosure

Prior to January 1, 2007, investments were considered available-for-sale in accordance with SFAS 115, and were carried at fair value with unrealized gains and losses recorded in accumulated other comprehensive income. Following the issuance by the FASB of SFAS 159, the Company elected to early adopt the fair value option for all fixed maturity investments, equity investments (excluding investments accounted for under the equity method of accounting), REITs, investment funds, catastrophe bonds, and fixed income funds commencing January 1, 2007. This election requires the Company to adopt SFAS 157 regarding fair value measurements. The valuation technique used to fair value the financial instruments is the market approach which uses prices and other relevant information generated by market transactions involving identical or comparable assets.

The election of SFAS 159 will not change the carrying value of our fixed maturity investments, equity investments, REITs, investment funds, catastrophe bonds, fixed income funds and derivative instruments as they were previously carried at fair value. In accordance with SFAS 157, the Company determined that its investments in U.S. government securities, equity securities and fixed income fund are stated at Level 1 fair value. Investments in corporate bonds, mortgage-backed securities, hedge fund, asset backed securities and REITs are stated at Level 2 whereas investment funds that are private placement investments and catastrophe bonds are stated at Level 3 fair value.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

As at December 31, 2007, the Company’s investments are allocated between levels as follows:

	Fair Value Measurement at December 31, 2007, using:

	Fair Value	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	Measurements	(Level 1)	(Level 2)	(Level 3)
Description
Fixed maturity investments	$1,109,105	$471,811	$637,294	$-
Short term investments	23,616	4,914	18,702	-
Equity investments	74,357	74,357	-	-
	1,207,078	551,082	655,996	-
Other Investments
Real estate investment trusts	12,204	-	12,204	-
Investment funds	31,249	-	20,041	11,208
Catastrophe bonds	36,619	-	-	36,619
Fixed income fund	212,982	212,982	-	-
	293,054	212,982	32,245	47,827

Totals	$1,500,132	$764,064	$688,241	$47,827

The table above does not include an equity investment of $112,000 in which the Company is deemed to have a significant influence and as such, is not accounted for at fair value under SFAS 159.

The reconciliation of the fair value for the Level 3 investments, including net purchases and sales, realized gains and change in unrealized gains, is set out below:

	Investment	Catastrophe
	funds	bonds
Description
Beginning balance	$8,378	$35,847
Total realized and unrealized gains included in earnings	1,124	772
Net purchases and sales	1,706	-
Closing fair value	$11,208	$36,619

Net investment income

Net investment income for the years ended December 31, 2007 and 2006, and the period from October 4, 2005 through December 31, 2005 was $73.8 million, $34.2 million, and $0.6 million, respectively. The components are set out below:

	Year Ended December 31, 2007	Year Ended December 31, 2006	Period October 4, 2005 through December 31, 2005

Interest and dividend income
Cash and cash equivalents	$12,911	$18,176	$629
Fixed maturities	45,830	13,380	-
Short term	150	3,440	-
Equity investments	308	381	-
Other investments	7,456	-	-
Amortization income
Cash and cash equivalents	-	11	-
Fixed maturities	8,128	(155)	-
Short term	102	-	-
Other investments	-	27	-
Investment expenses	(1,077)	(1,048)	-
Net investment income	$73,808	$34,212	$629

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

Net realized and unrealized gains and losses

The analysis of the change in net unrealized gains (losses) on investments reflected in accumulated other comprehensive income (loss) for the years ended December 31, 2007 and 2006 and the period from October 4, 2005 through December 31, 2005 is as follows:

	Year Ended December 31, 2007	Year Ended December 31, 2006	Period October 4, 2005 through December 31, 2005

Fixed maturities	$-	$(4,008)	$-

Realized investment gains and losses on the sale of fixed maturity, short term and equity investments for the years ended December 31, 2007 and 2006 and the period from October 4, 2005 through December 31, 2005 are as follows:

Net Realized Gains (Losses)
	Year Ended December 31, 2007	Year Ended December 31, 2006	Period October 4, 2005 through December 31, 2005

Fixed maturity and short term investments
Gross realized gains	$5,854	$2,529	$-
Gross realized losses	(13,106)	(3,803)	-
Equities
Gross realized gains	9,362	2,207	-
Net realized gains	$2,110	$933	$-

The following table is a breakdown of the net realized and unrealized gains recorded in the consolidated statements of operations:

Net Realized and Unrealized Gains (Losses)
			Period October 4,
	Year Ended	Year Ended	2005 through
	December 31, 2007	December 31, 2006	December 31, 2005

Net realized losses on fixed maturities	$(7,252)	$(1,274)	$-
Net unrealized gains on fixed maturities	15,069	-	-
Net realized gains on equities	9,362	2,207	-
Net unrealized gains on equities	346	-	-
Net realized and unrealized (losses) gains on derivative instruments - investments	(983)	8,382	-
Net realized and unrealized (losses) gains on derivative instruments - other	(9,821)	1,943	-
Net realized and unrealized gains on other investments	632	989	-
Total net realized and unrealized gains	$7,353	$12,247	$-

The following table presents an analysis of the available for sale fixed maturity investment positions which were carried at an unrealized loss as at December 31, 2006:

	As at December 31, 2006
		Gross
		Unrealized
	Amortized Cost	Losses	Fair Value
Fixed maturities
U.S. government and government agency	$181,665	$(4,319)	$177,346

For the year ended December 31, 2006 (prior to the adoption of SFAS 159), the Company considered several factors and circumstances in the determination of other-than-temporary impairment, including the issuer’s overall financial condition, the issuer’s credit and financial strength ratings, the general market conditions in the industry or geographic region in which the issuer operates, the length of time the fair value of an issuer’s securities remains below cost, ability and intent to hold the security and any other factors that may raise doubt about the issuer’s ability to continue as a going concern. Other-than-temporary impairment were recorded as a realized loss which reduced net income and earnings per share. Temporary losses were recorded as unrealized losses which did not impact net income and earnings per share but reduced other comprehensive income. The Company recorded other-than-temporary impairment charges of $1.2 million relating to its portfolio of investment securities during the year ended December 31, 2006 as the Company did not have the ability nor intent to hold these securities to recovery.

Pledged Assets

In accordance with the terms of the letter of credit facility, the Company is required to maintain assets on deposit to secure the drawn portion of the facility. As at December 31, 2007 and 2006, approximately $82.0 million and $75.4 million, respectively, of fixed maturity securities were pledged in favor of ceding companies and other counterparties to comply with reinsurance contract provisions and insurance laws.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

 6.    LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

Loss and loss adjustment expense reserves consist of:

	As at	As at
	December 31, 2007	December 31, 2006

Case reserves	$74,693	$3,322
IBNR reserves	106,285	19,194
Loss and loss adjustment expense reserves	$180,978	$22,516

The following table represents an analysis of paid and incurred losses and a reconciliation of the beginning and ending loss and loss adjustment expense reserves for the years ended December 31, 2007 and 2006:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

Gross liability at beginning of year	$22,516	$-
Reinsurance recoverable at beginning of year	-	-
Net liability at beginning of year	22,516	-

Net incurred losses related to:
Current year	196,734	26,660
Prior year	(3,875)	-
	192,859	26,660
Net paid losses related to:
Current year	32,664	4,144
Prior year	6,948	-
	39,612	4,144

Effects of foreign exchange rate changes	2,726	-
Loss reserve on acquisition of Island Heritage	2,489	-
Net liability at end of year	180,978	22,516
Reinsurance recoverable at end of year	-	-
Gross liability at end of year	$180,978	$22,516

Certain business written by the Company has loss experience generally characterized as low frequency and high severity in nature. This may result in volatility in the Company’s financial results. Actuarial assumptions used to establish the liability for losses and loss adjustment expenses are periodically adjusted to reflect comparisons to actual losses and loss adjustment expenses development, inflation and other considerations. Prior period development arises from changes to loss estimates recognized in the current year that relate to loss reserves first reported in the previous calendar year. These reserve changes were made as part of our regular quarterly reserving process and primarily arose from better than expected emergence of actual claims relative to our prior year estimates. During the year ended December 31, 2007, we had net positive development relating to the 2006 year of $3.9 million primarily related to the property catastrophe line of business.

The Company was incorporated on October 4, 2005, commenced operations on December 20, 2005 and did not write any reinsurance contracts during the period ended December 31, 2005.

7.    REINSURANCE

The Company purchases reinsurance to reduce its net exposure to losses. Reinsurance provides for recovery by the Company of a portion of gross losses and loss adjustment expenses from its reinsurers. The Company remains liable to the extent that its reinsurers do not meet their obligations under these agreements and the Company therefore regularly evaluates the financial condition of its reinsurers and monitors concentration of credit risk. The reinsurance claims recoverable as at December 31, 2007 and 2006 was $nil for both years.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)
       Assumed and ceded net premiums written and earned and loss and loss adjustment expenses for the years ended December 31, 2007 and 2006 are as follows:

	Year Ended December 31, 2007
			Loss and loss
	Premiums	Premiums	adjustment
	written	earned	expenses

Assumed	$577,150	$517,902	$192,859
Ceded	(50,119)	(40,765)	-
Net	$527,031	$477,137	$192,859

	Year Ended December 31, 2006
			Loss and loss
	Premiums	Premiums	adjustment
	written	earned	expenses

Assumed	$302,489	$203,831	$26,660
Ceded	(19,991)	(11,768)	-
Net	$282,498	$192,063	$26,660

For the period ended December 31, 2005, the Company recorded no premiums written or premiums earned.

As at December 31, 2007 and 2006, the provision for doubtful accounts was $1.0 million and $0.1 million, respectively.

8.    DERIVATIVE INSTRUMENTS

The Company writes certain reinsurance contracts that are classified as derivatives under SFAS 133. In addition, the Company enters into derivative instruments such as interest rate futures contracts, interest rate swaps, foreign currency forward contracts and foreign currency swaps in order to manage portfolio duration and interest rate risk, borrowing costs and foreign currency exposure. The Company enters into index futures contracts and total return swaps to gain or reduce its exposure to the underlying asset or index. The Company also purchases TBAs as part of its investing activities. The Company manages the exposure to these instruments based on guidelines established by management and approved by the Board of Directors.

The Company has entered into certain foreign currency forward contracts that it has designated as hedges in order to hedge its net investments in foreign subsidiaries. The accounting for the gains and losses associated with changes in fair value of the designated hedge instruments will be recorded in other comprehensive income as part of the cumulative translation adjustment, to the extent that it is effective as a hedge. All other derivatives are not designated as hedges, and accordingly, these instruments are carried at fair value, with the fair value recorded in other assets or liabilities with the corresponding realized and unrealized gains and losses included in net realized and unrealized gains and losses in the consolidated financial statements. There were no derivatives designated as hedges as of December 31, 2006.

Interest rate swaps

The Company uses interest rate swap contracts in the portfolio as protection against unexpected shifts in interest rates, which would affect the fair value of the fixed maturity portfolio. By using interest rate swaps, the overall duration or interest rate sensitivity of the portfolio can be altered. The Company also uses interest rate swaps to manage its borrowing costs on long term debt. As of December 31, 2007, there were a total of $389.9 million of interest rate swaps in the portfolio with a total fair value of $2.3 million. During the year ended December 31, 2007, the Company recorded $0.5 million of realized and unrealized gains on interest rate swaps. As at December 31, 2006, there were no interest rate swaps in the portfolio.

To convert the interest on long term debt from floating to fixed, the Company entered into interest rate swaps. On December 7, 2007, the Company entered into interest rate swap agreements with Lehman Brothers Special Financing Inc. Under the terms of these agreements, the Company exchanged interest on notional amounts of $120.0 million and $25.0 million, respectively, will receive interest at three month London Interbank Offered Rate (“LIBOR”) and pay 3.962% and 4.096% interest, respectively. The agreements will terminate on September 15, 2011 and September 15, 2012, respectively. On December 7, 2007, the Company entered into an interest rate swap agreement with Citibank N.A. Under the terms of the agreement, the Company exchanged interest on the notional amount of $100.0 million, and will receive three month LIBOR and pay 4.095% interest. The agreement will terminate on July 30, 2012. As of December 31, 2007, the fair value of these swaps was $0.4 million and the Company recorded $0.4 million of unrealized gains on these swaps.

Foreign currency swaps

The Company periodically uses foreign currency swaps to minimize the effect of fluctuating foreign currencies or to gain exposure to interest rate differentials between differing market rates. In September 2006, the Company entered into a foreign currency swap in relation to the euro-denominated Deferrable Interest Debentures. Under the terms of the foreign currency swap, the Company exchanged €13.0 million for $16.7 million, will receive Euro Interbank Offered Rate (“Euribor”) plus 354 basis points and pay LIBOR plus 371 basis points. The swap expires on September 15, 2011 and had a fair value of $2.5 million and $0.4 million as at December 31, 2007 and 2006, respectively. During the years ended December 31, 2007 and 2006, the Company recorded $2.0 million and $0.4 million, respectively, of realized and unrealized gains on foreign currency swaps.

Foreign currency forwards

The Company and its subsidiaries use foreign currency forward contracts to manage currency exposure. The contractual amount of these contracts as at December 31, 2007 and 2006 was $311.1 million and $84.9 million, and had a fair value of $(7.1) million and $0.5 million, respectively. The Company designated $264.4 million of foreign currency forwards contractual value as hedges, which had a fair value of $(3.4) million as of December 31, 2007. During the years ended December 31, 2007 and 2006, the Company recorded $14.0 million and $1.0 million respectively of realized and unrealized losses on foreign currency forward contracts. The Company recorded $3.5 million of unrealized losses directly into comprehensive income as part of the cumulative translation adjustment for the effective portion of the hedge. There were no foreign currency forwards designated as hedges as of December 31, 2006.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)
Total return swaps

The Company uses total return equity swaps to gain exposure to the equity markets. The total return swaps allow the company to earn the return of the underlying index while paying floating interest plus a spread to the counterparty. As of December 31, 2007 the notional amount of the total return swaps were $14.2 million and had a fair value of $(4.9) million.  During the year ended December 31, 2007, the Company recorded $4.7 million of realized and unrealized losses on total return swaps. As of December 31, 2006, there were no total returns swaps in the portfolio.

To be announced mortgage backed securities

By acquiring a TBA, the Company makes a commitment to purchase a future issuance of mortgage-backed securities. For the period between purchase of the TBA and issuance of the underlying security, the Company’s position is accounted for as a derivative in the consolidated financial statements. At December 31, 2007 and 2006, the notional principal amount of TBAs was $18.2 million and $35.9 million and the fair value was $0.2 million and $(0.1) million, respectively. During the years ended December 31, 2007 and 2006, the Company recorded $(0.8) million and $1.6 million respectively of realized and unrealized gains (losses) on TBAs.

Futures

The Company has entered into index and interest rate futures. At December 31, 2007 and 2006, the notional amount of index and interest rate futures were $421.0 million and $178.5 million respectively. The net fair value of futures contracts was ($2.2) million and $1.9 million as at December 31, 2007 and 2006, respectively. During the years ended December 31, 2007 and 2006, the Company recorded $4.4 million and $8.3 million, respectively, of realized and unrealized gains on futures.

Industry loss warranties

The Company has entered into industry loss warranty (“ILW”) transactions that are structured as reinsurance or derivatives. For those transactions determined to be derivatives, the fair value was $(1.3) million and $(0.2) million at December 31, 2007 and 2006, respectively. During the years ended December 31, 2007 and 2006, the Company recorded $1.7 million and $0.4 million respectively of realized gains on ILWs determined to be derivatives.

Fair value disclosure

In accordance with SFAS 157, the fair value of derivative instruments held as of December 31, 2007 is allocated between levels as follows:

		Fair Value Measurement at December 31, 2007, using:

	Fair Value	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	Measurements	(Level 1)	(Level 2)	(Level 3)
Derivatives
Futures contracts	$(2,228)	$(2,228)	$-	$-
Swaps	(153)	-	(153)	-
Forward currency contracts	(7,067)	-	(7,067)	-
Mortgage backed securities TBA	173	-	173	-
Other reinsurance derivatives	(1,305)	-	-	(1,305)
Total derivatives	$(10,580)	$(2,228)	$(7,047)	$(1,305)

The reconciliation of the fair value for the Level 3 derivative instruments, including net purchases and sales, realized gains and changes in unrealized gains, is as follows:

Other reinsurance
derivatives
Description
Opening fair value	$(197)
Total realized and unrealized gains included in earnings	1,749
Net purchases and sales	(2,857)
Closing fair value	$(1,305)

9.    TAXATION

The Company is not subject to Bermuda income or capital gains tax under current Bermuda law. The Company has received an undertaking from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, the Company will be exempt from taxation in Bermuda until March 2016 pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. Flagstone Suisse has been granted a partial tax holiday from the cantonal tax administration of the canton of Valais providing an exemption from cantonal and municipal corporate income taxes for a period of 10 years.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

The Company has subsidiaries that operate in various other jurisdictions around the world that are subject to tax and examination by taxing authorities in the jurisdictions in which they operate. The significant jurisdictions in which the Company’s subsidiaries are subject to tax are Canada, India, Switzerland, U.S. Virgin Islands and the United Kingdom.  Income tax returns are open for examination for the tax years 2004-2006 in Canada, 2004-2006 in the U.S. Virgin Islands and 2006-2007 in India. Due to its limited history, the Company’s subsidiaries in Switzerland and the United Kingdom have not yet filed income tax returns and therefore do not yet have any tax years open for examination.

As a global organization, the Company may be subject to a variety of transfer pricing or permanent establishment challenges by taxing authorities in various jurisdictions. Management believes that adequate provision has been made in the consolidated financial statements for any potential assessments that may result from tax examinations for all open tax years.

On January 1, 2007, the Company adopted the provisions of FIN 48. The adoption of FIN 48 did not result in any unrecognized tax benefits or expenses for the year ended December 31, 2007. Management has deemed all material tax positions to have a greater than 50% likelihood of being sustained on technical merits if challenged. The Company does not expect any material unrecognized tax benefits within 12 months of December 31, 2007.

Income tax expense for the years ended December 31, 2007 and 2006 was as follows:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
Current Tax Expense
Current Income Tax Expense
Canada	$203	$128
India	43	-
Switzerland	1	-
United Kingdom	72	-
U.S. Virgin Islands	464	-
Deferred Income Tax Expense
Canada	-	-
India	-	-
Switzerland	-	-
United Kingdom	-	-
U.S. Virgin Islands	-	-
Total income tax expense	$783	$128

Net current liabilities	$59	$25
Net deferred tax assets	-	-
Net tax liabilities	$59	$25

For the period from October 4, 2005 to December 31, 2005, the Company did not have operations in taxable jurisdictions.

Deferred tax assets reflect the tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the net deferred tax assets as of December 31, 2007 and 2006 were as follows:

	As at	As at
	December 31, 2007	December 31, 2006
Deferred tax inventory
Deferred tax assets
Net operating loss carryforward	$399	$-
Valuation allowance	(399)	-
Deferred tax assets net of valuation allowance	$-	$-

The valuation allowance relates to an operating loss in one of the Company’s foreign subsidiaries.  Although local tax laws allow tax losses to be carried forward for a period of seven years, the Company believes it is necessary to establish a valuation allowance against this deferred tax asset due to its short operating history and uncertainty regarding the Company’s ability to generate sufficient future income to utilize the loss carried forward and realize the asset.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

The following table is a reconciliation of the actual income tax rate for to the amount computed by applying the effective rate of 0% under Bermuda law to income before income taxes:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
Tax rate reconciliation
Income before taxes	$168,705	$152,466
Reconciliation of effective tax rate (% of income before taxes)
Expected rate	0.0%	0.0%
Foreign taxes at the local expected rate	0.2%	0.1%
Valuation allowance	0.2%	0.0%
Other	0.1%	0.0%
	0.5%	0.1%

10.   DEBT AND FINANCING ARRANGEMENTS

Long term debt

The Company’s debt outstanding as at December 31, 2007 and 2006 is as follows:

						Outstanding
Issue	Issue	Notional	Interest	First Call	Maturity	Balance as at
Type	Date	Amount	Rate	Date	Date	December 31, 2007

Deferrable Interest Debentures	August 2006	$120,000	LIBOR + 3.54%	September 15, 2011	September 15, 2036	$ 120,000
Deferrable Interest Debentures	August 2006	€ 13,000	Euribor + 3.54%	September 15, 2011	September 15, 2036	$ 19,006
Junior Subordinated Deferrable Interest Notes	June 2007	$100,000	LIBOR + 3.00%	July 30, 2012	July 30, 2037	$ 100,000
Junior Subordinated Deferrable Interest Notes	September 2007	$25,000	LIBOR + 3.10%	September 15, 2012	September 15, 2037	$ 25,000
Other - IAL King Air	July 2007	$945	LIBOR + 1.95%	n/a	March 15, 2009	$ 883
						$ 264,889

SFAS No. 107, “Disclosure about Fair Value of Financial Instruments” (“SFAS 107”), requires disclosure of  fair value information of financial instruments. For financial instruments where quoted market prices are not available, the fair value of these financial instruments is estimated by discounting future cash flows or by using similar recent transactions. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. The Company does not carry its long term debt at fair value on its consolidated balance sheets. As at December 31, 2007 and 2006, the Company estimated the fair value of its long term debt to be approximately equal to its carrying value as they were recently issued and pay a floating interest rate.

The Note indentures contain various covenants, including limitations on liens on the stock restricted subsidiaries, restrictions as to the disposition of the stock of restricted subsidiaries and limitations on mergers and consolidations. The Company was in compliance with all the covenants contained in the Note indentures at December 31, 2007.

Interest expense includes interest payable and amortization of debt offering expenses. The debt offering expenses are amortized over the period from the issuance of the Notes to the earliest they may be called by the Company. For the years ended December 31, 2007 and 2006, the Company incurred interest expense and amortization of debt offering expenses of $18.7 million, and $4.6 million on the Notes. For the period October 4, 2005 through December 31, 2005, the Company did not incur any interest expense. Also, at December 31, 2007 and 2006, the Company had $1.9 million and $0.5 million, respectively, of interest payable included in other liabilities in the consolidated balance sheets.

Future principal and interest payments on long term debt are expected to be as follows:

Year
2008	$21,289
2009	21,870
2010	21,107
2011	21,107
2012	21,107
Later years	773,031
Total minimum future principal and interest payments	$879,511

Letter of credit facility

In August 2006, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Citibank N.A. In April 2007, the Company increased its uncommitted letter of credit facility agreement with Citibank N.A. from $200.0 million to $400.0 million. As at December 31, 2007 and 2006, $73.8 million and $67.8 million, respectively, had been drawn under this facility, and the drawn amount of the facility was secured by respectively $82.0 million and $75.4 million of fixed maturity securities from the Company’s investment portfolio.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

In September 2007, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Wachovia Bank, N.A. While the Company has not drawn upon this facility as at December 31, 2007, if drawn upon, the utilized portion of the facility will be secured by an appropriate portion of securities from the Company’s investment portfolio.

11.   SHAREHOLDERS’ EQUITY

Common shares

At December 31, 2007 and 2006, the total authorized common voting shares of the Company were 150,000,000 with a par value of $0.01 per common share.

The holders of common voting shares are entitled to receive dividends as declared from time to time and are entitled to one vote per common share, subject to certain restrictions. Voting rights of all shares may be amended under the voting adjustment provisions in the Company’s bye-laws designed to preserve certain U.S. shareholders’ tax positions with respect to their shares to ensure their voting interest is less than 9.9% to comply with certain provisions of the Internal Revenue Code and the rules and regulations promulgated thereunder.

On December 20, 2005, the Company issued 55,239,491 common shares for gross proceeds of $552.4 million and incurred issuance costs of $4.6 million.

On February 1 and February 23, 2006, the Company had two additional share subscriptions from which it raised $148.0 million and $15.1 million, respectively, raising the total number of issued common shares to 71,547,891. Issuance costs related to February 2006 subscriptions were $0.3 million.

On April 4, 2007, the Company completed an initial public offering of 13,000,000 of its common shares for gross proceeds of $175.5 million and incurred issuance costs of $16.2 million. On April 30, 2007, the underwriters of the initial public offering exercised their option to purchase an additional 750,000 common shares of the Company at the public offering price less underwriting discounts and commissions. Gross proceeds of $10.1 million were received by the Company and $0.7 million issuance costs were incurred. The Company has contributed the proceeds from this offering to Flagstone to increase its underwriting capacity and Flagstone has invested the proceeds according to its investment strategy.

The following table is a summary of common shares issued and outstanding:

			Period October 4,
	Year Ended	Year Ended	2005 through
	December 31, 2007	December 31, 2006	December 31, 2005

Balance - beginning of period	71,547,891	55,239,491	-
Conversion of restricted share units	11,216	-	-
Issue of shares	13,750,000	16,308,400	55,239,491
Balance - end of period	85,309,107	71,547,891	55,239,491

Warrant

In connection with the initial closing of the private placement for the Company’s common shares in December 2005, the Company issued a warrant to Haverford for its role in these capital raising activities (the “Warrant”). The Company has determined the Warrant to be compensatory and has recorded its fair value as compensation in the issuance period as there is no required service period. The Warrant granted the holder the right, at any time during the period commencing on December 1, 2010 and ending December 31, 2010, to purchase from the Company up to 12.0% of the issued share capital of the Company at the consummation of the initial private placements of the Company at an exercise price of $14.00 per common share.

The Warrant has been classified as an equity instrument, in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The compensation expense based on the fair value at the date of grant was $12.2 million for the initial closing of the private placement, and is included in general and administrative expenses and in additional paid-in capital in the consolidated financial statements for the period ended December 31, 2005. This value has been calculated using the Black-Scholes option pricing model. The assumptions used were: risk-free interest rate 4.4%; expected life 4.95 years; volatility 26.0%; dividend yield nil. The volatility assumption was based on the average historical volatility of a group of comparable companies over a period equal to the expected life of the Warrant. As at December 31, 2005, 6,628,739 common shares would be issuable pursuant to the Warrant.

Subsequently, in connection with the February 1 and February 23, 2006 additional closings of the private placement of 1,957,008 common shares, the Warrant was amended such that the number of common shares that could be issuable upon exercise of the Warrant would be 8,585,747, being 12.0% of the issued share capital as at February 23, 2006. The additional compensation expense based on the fair value on the date of grant was $3.4 million and is included in general and administrative expenses and in additional paid-in capital in the consolidated financial statements for the year ended December 31, 2006. This value has been calculated using the Black-Scholes option pricing model. The assumptions used were: risk-free interest rate 4.6%, expected life 4.8 years, volatility 25.0%, dividend yield nil. The volatility assumption was based on the average historical volatility of a group of comparable companies over a period equal to the expected life of the Warrant. With the completion of the Company’s private placement in February 2006, there have been and will be no further additions to the number of common shares underlying the Warrant other than due to stock splits or otherwise in accordance with the terms of the Warrant.

12.    SHARE BASED COMPENSATION

The Company accounts for share based compensation in accordance with SFAS No. 123(R) which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost of such services will be recognized over the period during which an employee is required to provide service in exchange for the award.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

Performance Share Units

The PSU Plan is the Company’s shareholder approved primary executive long-term incentive scheme. Pursuant to the terms of the PSU Plan, at the discretion of the Compensation Committee of the Board of Directors (the “ Committee ” ), PSUs may be granted to executive officers and certain other key employees and vesting is contingent upon the Company meeting certain DROE goals.

Upon vesting, the PSU holder shall be entitled to receive a number of common shares of the Company (or the cash equivalent, at the election of the Company) equal to the product of the number of PSUs granted multiplied by a factor based on the Company’s DROE during the vesting period. The factor will range between zero and two, depending on the DROE achieved during the vesting period. PSUs vest over a period of approximately three years. At the Company’s board meeting and the special general meeting of shareholders held on November 16, 2006, the PSU Plan was amended to increase the maximum number of PSUs that can be issued under the PSU Plan from 1.5 million to 2.8 million and to increase the maximum number of common shares that can be issued under the PSU Plan from 3.0 million to 5.6 million. The fair value of PSUs granted under the PSU Plan is estimated on the date of grant using the fair value on the grant date and the most probable DROE outcome. If certain DROE goals are not met, no compensation cost is recognized. A summary of the activity under the PSU Plan as at December 31, 2007, 2006 and 2005 and changes during the year ended December 31, 2007 and 2006 and the period from October 4, 2005 through December 31, 2005, are as follows:

	Number	Weighted average grant date fair value	Weighted average remaining contractual term

Outstanding at October 4, 2005	-
Granted	321,000	$10.00
Outstanding at December 31, 2005	321,000	10.00	3.0
Granted	392,000	10.06
Outstanding at December 31, 2006	713,000	10.03	2.0
Forfeited	(30,000)	11.21
Granted	975,700	13.54
Outstanding at December 31, 2007	1,658,700	12.07	1.7

As at December 31, 2007 and 2006, there was a total of $11.9 million and $5.0 million, respectively, of unrecognized compensation cost related to non-vested PSUs; that cost is expected to be recognized over a period of approximately 2.1 and 2.0 years, respectively. A compensation expense of $6.0 million, $2.1 million and $34,000 has been recorded in general and administrative expenses for the years ended December 31, 2007 and 2006 and for the period from October 4, 2005 through December 31, 2005, respectively, in relation to the PSU Plan.

No PSUs have vested or been cancelled since the inception of the Plan.

Restricted Share Units

Beginning July 1, 2006, the Company granted RSUs to certain employees and directors of the Company. The RSU grants to employees vest over a period of approximately two years while RSUs granted to directors vest on the grant date.

A summary of the activity under the RSU Plan as at December 31, 2007 and 2006 and changes during the years ended December 31, 2007 and 2006 are as follows:

	Number	Weighted average grant date fair value	Weighted average remaining contractual term

Outstanding at December 31, 2005	-
Granted	123,677	$10.49	1.1
Forfeited	(5,950)	10.37
Outstanding at December 31, 2006	117,727	10.49	0.8
Granted	250,899	13.31
Forfeited	(30,800)	12.15
Converted into common shares	(11,216)	12.02
Outstanding at December 31, 2007	326,610	12.45	0.6

As at December 31, 2007 and 2006, there was a total of $1.3 million and $0.5 million, respectively of unrecognized compensation cost related to non-vested RSUs; that cost is expected to be recognized over a period of approximately 0.9 and 1.5 years, respectively. A compensation expense of $2.2 million and $0.7 million has been recorded in general and administrative expenses for the years ended December 31, 2007 and 2006, respectively, in relation to the RSU Plan.

No RSUs granted to employees have vested or been cancelled since the inception of the Plan. During the years ended December 31, 2007 and 2006, 62,449 and 53,827 RSU’s, respectively, were granted to the directors. During the year ended 2007, upon termination of service of a director, 11,216 RSUs were converted into common shares of the Company.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

13.   EARNINGS (LOSS) PER COMMON SHARE

The computation of basic and diluted earnings per common share for the year ended December 31, 2007 and 2006, and the period from October 4, 2005 through December 31, 2005 is as follows:

	Year Ended December 31, 2007	Year Ended December 31, 2006	Period October 4, 2005 through December 31, 2005

Basic earnings per common share
Net income (loss)	$167,922	$152,338	$(12,384)

Weighted average common shares outstanding	81,882,866	70,027,100	55,239,491
Weighted average vested restricted share units	92,518	26,987	-
Weighted average common shares outstanding—Basic	81,975,384	70,054,087	55,239,491
Basic earnings (loss) per common share	$2.05	$2.17	$(0.22)

Diluted earnings per common share
Net income (loss)	$167,922	$152,338	$(12,384)

Weighted average common shares outstanding	81,882,866	70,027,100	55,239,491
Weighted average vested restricted share units outstanding	92,518	26,987	-
	81,975,384	70,054,087	55,239,491
Share equivalents:
Weighted unvested restricted share units	136,206	-	-
Weighted unvested performance share units	-	339,734	-
Weighted average common shares outstanding—Diluted	82,111,590	70,393,821	55,239,491
Diluted earnings (loss) per common share	$2.05	$2.16	$(0.22)

As at December 31, 2007, 2006, and 2005, there were securities which would result in the issuance of common shares that were excluded in the computation of diluted earnings (loss) per common share because the effect would be anti-dilutive. These securities were as follows:

			Period October 4,
	Year Ended	Year Ended	2005 through
	December 31, 2007	December 31, 2006	December 31, 2005

Warrant	8,585,747	8,585,747	6,628,739
Unvested performance share units	-	-	321,000
Unvested restricted share units	221,550	63,900	-
Total	8,807,297	8,649,647	6,949,739

In addition, because the number of shares contingently issuable under the PSU Plan depends on the average DROE over a three year period, commencing in 2007, the PSUs are excluded from the calculation of diluted earnings (loss) per common share until the end of the performance period, at which time the number of shares issuable under the PSU Plan will be known.

14.   MINORITY INTEREST

At December 31, 2007, the Company’s consolidated results include the results of Mont Fort from January 12, 2007 onwards (see Note 4). The portions of Mont Fort’s net income and shareholders’ equity attributable to holders of the preferred shares for the year ended December 31, 2007 are recorded in the consolidated financial statements of the Company as minority interest. In relation to Mont Fort, the Company recorded a minority interest expense of $33.6 million for the year ended December 31, 2007 and $165.2 million was included in minority interest on the consolidated balance sheet as at December 31, 2007.

At December 31, 2007, the Company’s consolidated results include the results of Island Heritage from July 1, 2007 onwards (see Note 3). The portions of Island Heritage’s net income and shareholders’ equity attributable to the minority shareholders for the year ended December 31, 2007 are recorded in the consolidated financial statements of the Company as minority interest.  In relation to Island Heritage, the Company recorded a minority interest expense of $2.2 million for the year ended December 31, 2007 and $19.6 million was included in minority interest on the consolidated balance sheet as at December 31, 2007.

15.   RELATED PARTY TRANSACTIONS

Haverford sponsored the Company’s formation in October 2005 and invested $100.0 million in its initial private placement. The Company’s Executive Chairman, Mark Byrne (“Mr. Byrne”), and the Company’s Chief Executive Officer, David Brown (“Mr. Brown”), serve as directors of Haverford.

As at December 31, 2007 and 2006, Haverford directly owns 10.0 million common shares, or 11.7% and 13.9% respectively, of the Company’s outstanding common shares and is the holder of the Warrant which will entitle it to purchase up to an additional 8,585,747 common shares of the Company in December 2010. The impact of the conversion of the Warrant would increase Haverford’s ownership interest to 19.8% and 23.2% of the outstanding voting common shares at December 31, 2007 and 2006, respectively. The Company paid $1.0 million to Haverford in relation to services performed in respect of the initial private placement.

Haverford also owns all of the share capital of Haverford Investment Holdings Ltd., which owns 6.0% of the voting common shares of Haverford Capital Partners (Cayman) Limited (“HCP”). The Chief Executive Officer of HCP is also a director of the Company. HCP directly owns 2.5 million common shares, or 2.9% and 3.5% of the outstanding common shares of the Company at December 31, 2007 and 2006, respectively.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

During the period ended December 31, 2005, the Company paid $0.2 million to HCP in relation to services performed in respect of the initial capital subscription. The Company entered into a consultancy arrangement with Meetinghouse LLC, a company controlled by the Chief Executive Officer of HCP. The consultancy arrangement provided for 150 hours of actuarial services at a rate of $500 per hour, for the period from December 2005 through March 2006. During the period from October 4, 2005 through December 31, 2005, the Company incurred $21,000 for services relating to the development of financial and business models. During the year ended December 31, 2006, additional expenses of $54,000 were incurred for services relating to business model development. These expenses have been recorded in general and administrative expenses.

On December 20, 2005 Flagstone entered into a 24-month Operational Support Agreement (“OSA”) with West End. Mr. Byrne and Mr. Brown had ownership interests in West End, of 70.6% and 16.6%, respectively. West End provided Flagstone with certain insurance management and related support services for a fee pursuant to an OSA. Flagstone incurred $nil, $1.0 million and $25,000 in expenses under the OSA for the years ended December 31, 2007 and 2006 and the period from October 4, 2005 through December 31, 2005, respectively. Fees charged under the OSA were based on an hourly fee rate for certain individuals.

On March 31, 2006, the Company purchased all of the common shares of West End for a purchase price of $16.1 million. The Company purchased 12,000 shares (representing a 70.6% interest) from Mr. Byrne and 2,829 shares (representing a 16.6% interest) from Mr. Brown.

On March 31, 2006, Flagstone acquired 63,783 common shares of Island Heritage from Haverford, representing at the time 18.7% of the common shares and 22.5% of the votes for a purchase price of $7.3 million.

Flagstone entered into an excess of loss reinsurance agreement with Island Heritage during 2007 and 2006 under which Flagstone assumed a share of Island Heritage’s residential and commercial property risks. Premiums written under the agreement included in the Company’s consolidated financial statements during the year ended December 31, 2007 and 2006 amounted to $1.7 million and $1.4 million, respectively and $0.4 million was due from Island Heritage at December 31, 2006. Employees of the Company serve as directors of Island Heritage. As a result of the acquisition of the controlling interest in July 2007, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, and therefore, the results of the excess of loss reinsurance agreement from July 2007 onwards have been eliminated with the consolidation of Island Heritage’s results into the Company’s consolidated financial statements.

On March 31, 2006, the Company purchased all of the common shares of Mont Fort from Haverford for a purchase price of $0.1 million (see note 4).

On June 5, 2006, West End entered into an investment management agreement with Mont Fort in respect of Mont Fort ILW under which West End earns an investment management fee of 0.5% per year based on the current size of Mont Fort ILW and a performance-based fee of 15.0% of the increase, if any, in the net asset value of Mont Fort ILW over the course of each year. During the year ended December 31, 2006, West End earned $1.3 million from Mont Fort ILW under this arrangement. With effect from January 12, 2007, the results of Mont Fort are consolidated in the Company’s consolidated financial statements, and therefore, Mont Fort’s results during year ended December 31, 2007 have been eliminated.

On June 6, 2006, Flagstone entered into a reinsurance agreement with Mont Fort in respect of Mont Fort ILW under which Mont Fort ILW assumed a share of Flagstone’s Industry Loss Warranty exposure. Premiums ceded to Mont Fort ILW during the year ended December 31, 2006 amounted to $15.1 million and $0.6 million was included in amounts due from related parties as at December 31, 2006. In accordance with the reinsurance agreement, Flagstone earned a ceding commission of $0.4 million from Mont Fort ILW during the year ended December 31, 2006. On August 28, 2006, Mont Fort repurchased the preferred shares held by Flagstone for $5.1 million, and Mont Fort in respect of Mont Fort ILW entered into a quota share reinsurance contract with Flagstone under which Flagstone assumes 8.3% of the business written by Mont Fort ILW.

The Company has extensively used two aircraft owned and operated by entities controlled by Mr. Byrne. Given the Company’s worldwide operations, in July 2007 the Company’s Board voted unanimously that it was in the Company’s best interest to acquire from Mr. Byrne the aircraft and the operating company that supported the aircraft. The Company’s Code of Ethics adopted in June of 2006 and the Audit Committees Charter require the Audit Committee to review any situation in which a private interest of an employee or Director has a potential conflict of interest or is a related party transaction. The above transactions were reviewed directly with the Chairman of the Audit Committee in accordance with its Charter.

On August 22, 2007, the Company, through its wholly owned subsidiary, Flagstone Leasing Services Limited (“Flagstone Leasing”) entered into a Share Purchase Agreement (“King Air Agreement”) with Mr. Byrne, owner of 100% of the issued and outstanding common voting shares of IAL King Air Limited (“IAL King Air”).  Pursuant to the terms of the King Air Agreement, Flagstone Leasing, on August 28, 2007, acquired all of the issued and outstanding common voting shares of IAL King Air for a cash purchase price of $1.6 million. The purchase price equaled the value of the net assets acquired, inclusive of debt of $0.9 million. IAL King Air owned, as its principal asset, a King Air B-200 aircraft. The value attributed to the aircraft for the purpose of this transaction was determined by the average of two independent appraisals.

On August 23, 2007, Flagstone Leasing entered into a Share Purchase Agreement (“IAL Agreement”) with Mr. Byrne, Haverford and West End to acquire 100% of the issued and outstanding common voting shares of IAL Leasing Limited (“IAL”).  Mr. Byrne, Haverford and West End owned 90%, 5% and 5%, respectively, of the issued and outstanding common voting shares of IAL.  Pursuant to the terms of the IAL Agreement, Flagstone Leasing, on August 28, 2007, acquired all of the issued and outstanding common voting shares of IAL for a cash purchase price of $1.4 million. The purchase price equaled the value of the net assets acquired, inclusive of debt of $17.1 million due to Banc of America Leasing and Capital LLC (“BoA”). IAL owned, as its principal asset, a Dassault Falcon 900B aircraft (“the Falcon”).  In consideration of Mr. Byrne forgiving debt due to him from IAL, and his undertaking with respect to the indemnities contained in the IAL Agreement, he received 100% of the purchase price. The value attributed to the aircraft for the purpose of this transaction was determined by the average of two independent appraisals. On September 25, 2007, IAL concluded a sale lease-back transaction with BoA in relation to the Falcon. With this transaction, IAL sold the Falcon and the related debt financing to BoA for a cash consideration of $1.4 million and entered into an operating lease with BoA to lease the Falcon for a term of 10 years.

Effective, August 29, 2007 Longtail Aviation Limited (“Longtail”), an entity controlled by Mr. Byrne, entered into an Amalgamation Agreement (“Agreement”) with a wholly owned subsidiary of the Company, Longtail Aviation International Limited (“Longtail International”). Longtail provides support, maintenance and pilot services for the aircraft utilized by the Company in its worldwide operations.  Pursuant to the terms of the Agreement, Longtail was, subject to certain regulatory approvals required by the Bermuda Registrar of Companies, amalgamated (merged) into Longtail International in consideration of payment for agreed net assets in Longtail as of July 31, 2007 and forgiveness of debt owed to Mr. Byrne by Longtail. Mr. Byrne, as Longtail’s principal shareholder received $1.9 million from Longtail International. The consideration paid to Mr. Byrne was equal to the net assets received by Longtail International.

Prior to the acquisition of Longtail in August 2007, the Company participated in a charter agreement with Longtail which permitted the Company to charter private aircraft. The Company incurred an expense of $1.1 million, $1.9 million and $20,000 in relation to this agreement during the years ended December 31, 2007 and 2006 and the period October 4, 2005 through December 31, 2005, respectively, which was included within general and administrative expenses, and $0.2 million was included in due to related parties as at December 31, 2006.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

In July 2006, the Company entered into a sale agreement with IAL for the purchase of a Westwind 1124A aircraft. The Company paid IAL $1.8 million for the private aircraft. The value for the transaction was determined by the average of two independent appraisals from qualified aircraft valuation experts. The transaction closed on July 31, 2006. Prior to the acquisition of Longtail in August 2007, Flagstone Westwind Holdings Limited (“Flagstone Westwind”), a wholly owned subsidiary of the Company, had entered into a 24-month management and joint use agreement on August 1, 2006 with Longtail for the management and charter of its Westwind 1124A aircraft. Pursuant to the agreement, Flagstone Westwind paid Longtail a management fee of $6,000 per month and received a fee from Longtail of $2,000 per charter hour flown. Flagstone Westwind bears the costs of maintaining the aircraft. As at December 31, 2006, Flagstone Westwind had an amount of $0.1 million due to Longtail which was included in amounts due to related parties.

During the year ended December 31, 2006, West End earned advisory and performance fees from Rockridge, Mont Fort and Island Heritage of $1.8 million, $1.3 million, and $39,044. As a result of the acquisition of the controlling interest in Island Heritage by Flagstone, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, and therefore, the investment advisory fees from July 1, 2007 onwards have been eliminated with the consolidation of Island Heritage’s results into the Company’s consolidated financial statements.  Investment advisory fees earned from Island Heritage from January 1, 2007 through June 30, 2007 were $nil. With effect from January 12, 2007, the results of Mont Fort are consolidated in the Company’s consolidated financial statements, and therefore, Mont Fort’s investment advisory fees during year ended December 31, 2007 have been eliminated. During the year ended December 31, 2006, the Company earned investment advisory fees of $1.4 million from Value Capital L.P. A subsidiary of the Company was the General Partner of Value Capital L.P. On June 30, 2006, the Company terminated its investment advisory agreement with Value Capital L.P.

During the years ended December 31, 2007 and 2006 and the period from October 4, 2005 through December 31, 2005, the Company made lease payments of $0.3 million, $0.4 million, and $nil, respectively to Eye Patch Holdings Limited, a company in which Haverford has a 40.0% stake and from which the Company leases office space.

On September 5, 2006, the Company entered into a foreign currency swap agreement with Lehman Brothers Inc. in relation to the issuance of the Deferrable Interest Debentures. Under the terms of the agreement, the Company exchanged €13.0 million for $16.7 million, will receive Euribor plus 354 basis points and will pay LIBOR plus 371 basis points. The agreement will terminate on September 15, 2011 and had a fair value of $2.5 million and $0.4 million as at December 31, 2007 and 2006, respectively. Affiliates of Lehman Brothers Inc. are shareholders of the Company and preferred shareholders of Mont Fort. Lehman Brothers Inc. provided additional investment banking services to the Company in connection with the initial private placement of the Company, for which it received fees of $2.0 million. Lehman Brothers Inc. acted as an underwriter of the Company's initial public offering, for which it received fees of $3.4 million.

On December 7, 2007, the Company entered into an interest rate swap agreement with Lehman Brothers Special Financing Inc. Under the terms of the agreement, the Company exchanged interest on a notional amount of $25.0 million, will receive interest at three month LIBOR and will pay 4.096% interest. The agreement will terminate on September 15, 2012. On December 7, 2007, the Company entered into an interest rate swap agreement with Lehman Brothers Special Financing Inc. Under the terms of the agreement, the Company exchanged interest on a notional amount of $120.0 million, will receive interest at three month LIBOR and will pay 3.962% interest. The agreement will terminate on September 15, 2011. The fair value of the two swaps was $0.2 million as at December 31, 2007.

16.   COMMITMENTS AND CONTINGENCIES

Concentrations of credit risk

Credit risk arises out of the failure of a counter-party to perform according to the terms of the contract. The Company is exposed to credit risk in the event of non-performance by the counterparties to the Company’s foreign exchange forward contracts, currency swaps and interest rate swaps. However, because the counterparties to these agreements are high credit quality international banks, the Company does not anticipate any non-performance. The difference between the contract amounts and the related fair market values in excess of the contract amount is the Company’s maximum credit exposure.

As at December 31, 2007 and 2006, substantially all of the Company’s cash and investments were held with two custodians.

The Company’s investment portfolio is managed by external advisors in accordance with prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue or issuer. The Company believes that there are no significant concentrations of credit risk associated with its investments.

Brokers

The Company also underwrites the majority of its reinsurance business through brokers and a credit risk exists should any of these brokers be unable to fulfill their contractual obligations with respect to the payments of reinsurance balances to the Company. Concentrations of credit risk with respect to reinsurance balances are as described in Note 18.

For the years ended December 31, 2007 and 2006, four brokers respectively accounted for approximately 83% and 87% of gross premiums written respectively, each of which individually accounted for 10% or more of the total gross premiums written.

Lease commitments

The Company and its subsidiaries lease office space and guest accommodations in the countries in which they operate under operating leases which expire at various dates. The Company renews and enters into new leases in the ordinary course of business as required. Total rent expense with respect to these operating leases for the years ended December 31, 2007 and 2006 was approximately $1.2 million and $0.6 million.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

Future minimum rental lease payments under the leases are expected to be as follows:

Lease Commitments - Rental

Year
2008	$1,749
2009	1,546
2010	1,162
2011	1,021
2012	854
Later years	1,631
Total minimum future rental lease commitments	$7,963

On September 25, 2007, IAL Leasing entered into an operating lease with BoA to lease a Dassault Falcon 900B aircraft which an original cost of $18.5 million for a term of 10 years.  The monthly rent commenced in November 2007 in the amount of $0.1 million per month.  During the term of the lease, the Company has the option to exercise an early buyout option at month 60 of the lease term for 83.90% of the lessor’s cost, at month 96 for 69.79% of the lessor’s cost, purchase the aircraft at fair value at the end of the lease term, or return the aircraft to the lessor. The Company and Flagstone are acting as guarantors under the lease agreement.

On April 15, 2007, Flagstone King Air Holdings entered into an operating lease with BoA to lease a King Air 350 aircraft which an original cost of $2.9 million for a term of 10 years.  The monthly rent commenced in May 2007 in the amount of $27,388 per month.  During the term of the lease, the Company has the option to exercise an early buyout option at month 60 of the lease term for 75.986% of the lessor’s cost, at month 102 for 51.465% of the lessor’s cost, purchase the aircraft at fair value at the end of the lease term, or return the aircraft to the lessor. Flagstone is acting as guarantor under the lease agreement.

Future minimum lease payments under the leases regarding the aircraft are expected to be as follows:

Lease Commitments - Aircraft

Year
2008	$1,982
2009	1,982
2010	1,982
2011	1,982
2012	1,982
Later years	9,275
Total minimum future lease commitments	$19,185

Legal proceedings

In the normal course of business, the Company may become involved in various claims litigation and legal proceedings. As at December 31, 2007 and 2006, the Company was not a party to any litigation or arbitration proceedings.

Investment Commitments

During 2006, the Company made certain commitments with respect to an investment in a private equity fund. As at December 31, 2007 and 2006, the total outstanding investment commitment was $6.4 million and $8.4 million, respectively.

Other Commitments

Effective November 20, 2007, Island Heritage entered into a share re-purchase agreement with one of its minority shareholders. Under this agreement, Island Heritage will buy back 16,919 shares (representing 5% of its common shares) on June 30, 2008 at a price of 1.78 times the fully diluted book value as at December 31, 2007, amounting to $3.5 million.  The amount will be settled with fifty percent cash on or before June 30, 2008 and fifty percent cash on or before December 31, 2008.

17.   DIVIDEND RESTRICTIONS AND STATUTORY REQUIREMENTS

The Company’s ability to pay dividends to common shareholders is subject to certain regulatory restrictions on the payment of dividends by its subsidiaries.

The Insurance Act 1978 and Related Regulations (“the Act”) requires Flagstone to maintain minimum levels of solvency and liquidity. The Act requires Flagstone to maintain a minimum statutory capital and surplus equal to the greater of $100.0 million, 50% of net premiums written (being gross premiums written less ceded premiums, with a maximum of 25% of gross premiums considered as ceded premiums for the purpose of this calculation) or 15% of the loss and loss adjustment expense reserves. To satisfy these requirements, Flagstone was required to maintain a minimum level of statutory capital and surplus of $228.0 million and $141.2 million, as at December 31, 2007 and 2006, respectively. Actual statutory capital and surplus as at December 31, 2007 and 2006 was $1.4 billion and $969.9 million, respectively. In addition, Flagstone is required to maintain a minimum liquidity ratio and is required to prepare annual statutory financial statements and to file a statutory financial return. As at December 31, 2007 and 2006, Flagstone was in compliance with all of the requirements of the Act.

Flagstone Suisse is licensed to operate as a reinsurer in Switzerland. Swiss law permits dividends to be declared only after profits have been allocated to the reserves required by law and to any reserves required by the articles of incorporation. The articles of incorporation of Flagstone Suisse do not require any specific reserves. Therefore, Flagstone Suisse must allocate any profits first to the reserve required by Swiss law generally, and may pay as dividends only the balance of the profits remaining after that allocation. In the case of Flagstone Suisse, Swiss law requires that 5% of the company’s profits be allocated to a “general reserve” until the reserve reaches 20% of its paid-in share capital.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

18.   SEGMENT REPORTING

The Company holds a controlling interest in Island Heritage, whose primary business is insurance. As a result of the strategic significance of the insurance business to the Company, and given the relative size of revenues generated by the insurance business, the Company modified its internal reporting process and the manner in which the business is managed and as a result the Company revised its segment structure, effective January 1, 2008. As a result of this process the Company reports its results to the chief operating decision maker based on two reporting segments: Reinsurance and Insurance. The 2007 comparative information below reflects the Company’s current segment structure. The Company regularly reviews its financial results and assesses performance on the basis of these two operating segments.

Those segments are more fully described as follows:

Reinsurance

Our Reinsurance segment has three main units:

(1)
Property Catastrophe Reinsurance. Property catastrophe reinsurance contracts are typically “all risk” in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, wind, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption. To date, property catastrophe reinsurance has been our most important product. We write property catastrophe reinsurance primarily on an excess of loss basis. In the event of a loss, most contracts of this type require us to cover a subsequent event and generally provide for a premium to reinstate the coverage under the contract, which is referred to as a “reinstatement premium”. These contracts typically cover only specific regions or geographical areas, but may be on a worldwide basis.

(2)
Property Reinsurance. We also provide reinsurance on a pro rata share basis and per risk excess of loss basis. Per risk reinsurance protects insurance companies on their primary insurance risks on a single risk basis, for example, covering a single large building. All property per risk and pro rata business is written with loss limitation provisions, such as per occurrence or per event caps, which serve to limit exposure to catastrophic events.

(3)
Short-tail Specialty and Casualty Reinsurance. We also provide short-tail specialty and casualty reinsurance for risks such as aviation, energy, accident and health, satellite, marine and workers’ compensation catastrophe. Most short-tail specialty and casualty reinsurance is written with loss limitation provisions.

Insurance

The Company has established an Insurance segment, as a result of the insurance business generated through Island Heritage, a property insurer based in the Cayman Islands which is primarily in the business of insuring homes, condominiums and office buildings in the Caribbean region. The Company gained controlling interest of Island Heritage in the third quarter of 2007, and as a result, the comparatives for the twelve months ended December 31, 2007 include the results of Island Heritage for the six months ended December 31, 2007 only.

The following tables provide a summary of gross and net written and earned premiums, underwriting results, a reconciliation of underwriting income to income before income taxes, minority interest and interest in earnings of equity investments, total assets, reserves and ratios for each of our business segments for the years ended December 31, 2007 and 2006.  As the Company commenced operations on December 20, 2005, the Company did not underwrite any risks for the period ended December 31, 2005.

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross premiums written	$544,255	$32,895	$577,150	$302,489	$–	$302,489
Net premiums written	513,663	13,368	527,031	282,498	–	282,498
Net premiums earned	$464,200	$12,937	$477,137	$192,063	$–	$192,063
Other insurance related income	1,182	3,246	4,428	933	–	933
Loss and loss adjustment expenses	191,269	1,590	192,859	26,660	–	26,660
Acquisition costs	75,880	6,412	82,292	29,939	–	29,939
General and administrative expenses	68,929	3,532	72,461	34,741	–	34,741
Underwriting Income	$129,304	$4,649	$133,953	$101,656	$–	$101,656

Loss ratio	41.2%	12.3%	40.4%	13.9%	0.0%	13.9%
Acquisition cost ratio	16.3%	49.6%	17.2%	15.6%	0.0%	15.6%
General and administrative expense ratio	14.9%	27.3%	15.2%	18.1%	0.0%	18.1%
Combined ratio	72.4%	89.2%	72.8%	47.6%	0.0%	47.6%
Total assets	$2,034,077	$69,696	$2,103,773	$1,144,502	$–	$1,144,502

Reconciliation:
Underwriting Income			$133,953			$101,656
Net investment income			73,808			34,212
Net realized and unrealized (losses) gains - investments			17,174			10,304
Net realized and unrealized losses - other			(9,821)			1,943
Other income			1,383			5,166
Interest expense			(18,677)			(4,648)
Net foreign exchange (losses) gains			5,289			2,079
Income before income taxes, minority interest and interest in earnings of equity investments			$203,109			$150,712

The following tables set forth a breakdown of the Company’s gross premiums written by line of business and geographic area of risks insured for the periods indicated:

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total

Line of business
Property catastrophe	$378,671	65.6%	$219,102	72.4%
Property	94,503	16.4%	56,417	18.7%
Short-tail specialty and casualty	71,081	12.3%	26,970	8.9%
Insurance	32,895	5.7%	0	0.0%
Total	$577,150	100.0%	$302,489	100.0%

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total

Geographic area of risk insured (1)
North America	$297,928	51.6%	$160,384	53.0%
Worldwide risks(2)	99,365	17.2%	37,815	12.5%
Europe	79,894	13.8%	45,737	15.1%
Caribbean(3)	48,103	8.3%	10,291	3.4%
Japan and Australasia	39,547	6.9%	31,690	10.5%
Other	12,313	2.2%	16,572	5.5%
Total	$577,150	100.0%	$302,489	100.0%

(1)	Except as otherwise noted, each of these categories includes contracts that cover risks located primarily in the designated geographic area.
(2)	This geographic area includes contracts that cover risks primarily in two or more geographic zones.
(3)	This geographic area includes contracts that cover risks in the Caribbean geographic area.

For the years ended December 31, 2007 and 2006, premiums produced by brokers were as follows:

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total

Name of broker
Guy Carpenter	$153,781	26.6%	$49,845	16.5%
Benfield	149,651	25.9%	78,217	25.9%
Aon Re Worldwide	96,013	16.6%	63,675	21.1%
Willis Group	77,030	13.3%	72,424	23.9%
Other brokers	100,675	17.6%	38,328	12.6%
Total	$577,150	100.0%	$302,489	100.0%

19.   SUBSEQUENT EVENTS

On February 29, 2008, a quarterly dividend of $0.04 per common share was declared. The dividend was payable on March 12, 2008 to shareholders of record at the close of business on March 6, 2008.

Imperial Reinsurance Company Limited

On March 6, 2008 the Company signed an agreement to subscribe to a majority stake (65%) in Imperial Reinsurance Company Limited (“Imperial Re”). The transaction is subject to regulatory approvals and closing conditions and is expected to close in the second quarter of 2008. The subscription amount, to be determined upon completion of Imperial Re’s audited financial statements, will be approximately $20.8 million.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

Imperial Re is domiciled in South Africa and writes multiple lines of reinsurance in sub-Saharan Africa. The Company believes that its capital and technical support will enhance Imperial Re’s services, increase its market penetration and broaden its product distribution within Africa.

20.  RECLASSIFICATIONS

Certain prior year balances were reclassified to conform with the current year classifications.

21.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

2007
Net premiums written	$55,786	$91,132	$181,345	$198,768
Net premiums earned	125,270	138,799	111,842	101,226
Net investment income	22,624	17,022	20,531	13,631
Net realized and unrealized gains (losses)	(3,558)	8,298	(1,901)	4,514
Other income	2,926	1,961	251	673
Total revenues	147,262	166,080	130,723	120,044

Loss and loss adjustment expenses	30,415	37,439	77,257	47,748
Acquisition costs	26,054	28,795	14,725	12,718
General and administrative expenses	24,229	19,763	13,800	14,669
Interest expense	6,020	5,873	3,520	3,264
Net foreign exchange gains	(2,109)	(1,842)	(56)	(1,282)
Total expenses	84,609	90,028	109,246	77,117
Income before income taxes, minority interest and interest in earnings of equity investments	62,653	76,052	21,477	42,927
Provision for income tax	(432)	(229)	(77)	(45)
Minority interest	(10,852)	(9,317)	(7,892)	(7,733)
Interest in earnings of equity investments	-	(257)	1,186	461
Net income	$51,369	$66,249	$14,694	$35,610

Basic net income per common share	$0.60	$0.78	$0.17	$0.50
Diluted net income per common share	$0.60	$0.77	$0.17	$0.49
Dividends declared per common share	$0.04	$0.04	$-	$-

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

2006
Net premiums written	$26,508	$50,525	$118,739	$86,726
Net premiums earned	72,335	63,481	37,275	18,972
Net investment income	9,562	9,849	8,173	6,628
Net realized and unrealized gains (losses)	10,041	10,827	(5,526)	(3,095)
Other income	2,874	1,216	2,009	-
Total revenues	94,812	85,373	41,931	22,505

Loss and loss adjustment expenses	7,110	9,723	3,609	6,218
Acquisition costs	10,895	10,946	5,253	2,845
General and administrative expenses	10,843	7,649	8,399	7,850
Interest expense	3,357	1,291	-	-
Net foreign exchange gains	(335)	(419)	(1,166)	(159)
Total expenses	31,870	29,190	16,095	16,754
Income before income taxes and interest in earnings of equity investments	62,942	56,183	25,836	5,751
Provision for income tax	(50)	(78)	-	-
Interest in earnings of equity investments	691	804	259	-
Net income	$63,583	$56,909	$26,095	$5,751

Basic net income per common share	$0.89	$0.79	$0.36	$0.09
Diluted net income per common share	$0.88	$0.79	$0.36	$0.09
Dividends declared per common share	$-	$-	$-	$-

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in tables expressed in thousands of U.S. dollars, except for ratios, share and per share amounts)

REPORT ON SCHEDULES I-IV

All other schedules specified in Regulation S-X are omitted for the reason that they are not required, are not applicable, or that equivalent information has been included in the consolidated financial statements, and notes thereto.

 FLAGSTONE REINSURANCE HOLDINGS LIMITED
SCHEDULE I
SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES AS AT DECEMBER 31, 2007
($ in thousands)

	Amortized	Fair	Balance sheet
	cost or cost	value	amount
Type of investments
Fixed maturities
Bonds:
United States Government and government agencies and authorities	$479,462	$493,969	$493,969
States, municipalities and political subdivisions	-	-	-
Foreign government	545	558	558
Public utilities	-	-	-
Convertible and bonds with warrants attached	-	-	-
All other corporate bonds	619,142	614,578	614,578
Certificates of deposit	-	-	-
Redeemable preferred stock	-	-	-
Total fixed maturities	1,099,149	1,109,105	1,109,105

Equities securities:
Common stocks
Public utilities	-	-	-
Banks, trust and insurance companies	-	-	-
Industrial, miscellaneous and all other	73,603	74,357	74,357
Nonredeemable preferred stocks	-	-	-
Total equity securities	73,603	74,357	74,357

Mortgage loans on real estate	-	-	-
Real estate	-	-	-
Policy loans	-	-	-
Other long-term investments	295,469	293,166	293,166
Short-term investments	23,660	23,616	23,616
Total investments	$1,491,881	$1,500,244	$1,500,244

FLAGSTONE REINSURANCE HOLDINGS LIMITED
SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT

FLAGSTONE REINSURANCE HOLDINGS LIMITED
BALANCE SHEETS
As at December 31, 2007 and 2006
(PARENT COMPANY)

($ in thousands of U.S. dollars)

	2007	2006
ASSETS
Cash and cash equivalents	$55	$1,806
Investment in subsidiaries	1,230,824	1,003,419
Goodwill	2,000	2,000
Other assets	5,849	7,206
Total Assets	$1,238,728	$1,014,431

LIABILITIES
Due to subsidiaries	$30,453	$6,515
Long term debt	164,006	137,159
Accrued interest payable	539	529
Other liabilities	724	1,181
Total Liabilities	195,722	145,384

SHAREHOLDERS’ EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2007 - 85,309,107; 2006 - 71,547,891)	853	715
Additional paid-in capital	905,316	728,378
Retained earnings (deficit)	136,837	139,954
Total Shareholders’ Equity	1,043,006	869,047

Total Liabilities and Shareholders’ Equity	$1,238,728	$1,014,431

FLAGSTONE REINSURANCE HOLDINGS LIMITED
SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT - CONTINUED

FLAGSTONE REINSURANCE HOLDINGS LIMITED
STATEMENTS OF OPERATIONS
For the years December 31, 2007 and 2006 and the Period from October 4, 2005 through December 31, 2005
(PARENT COMPANY)

($ in thousands of U.S. dollars)

	2007	2006	2005

REVENUES
Net investment income	$196	$415	$39
Net realized and unrealized gains - investments	2,228	437	-
Total revenues	2,424	852	39

EXPENSES
General and administrative expenses	2,888	1,297	175
Share based compensation expense	8,136	6,208	12,248
Interest expense	13,856	4,648	-
Net foreign exchange gains	1,845	469	-
Total expenses	26,725	12,622	12,423
Income (loss) before income taxes, minority interest and interest in earnings of equity investments	(24,301)	(11,770)	(12,384)
Interest in earnings of equity investments	192,223	164,108	-

NET INCOME (LOSS)	$167,922	$152,338	$(12,384)

FLAGSTONE REINSURANCE HOLDINGS LIMITED
SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT - CONTINUED

FLAGSTONE REINSURANCE HOLDINGS LIMITED
STATEMENTS OF CASH FLOWS
For the years December 31, 2007 and 2006 and the Period from October 4, 2005 through December 31, 2005
(PARENT COMPANY)

($ in thousands of U.S. dollars)

	2007	2006	2005
Cash flows provided by (used in) operating activities:
Net income (loss)	$167,922	$152,338	$(12,384)
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized and unrealized gains	(2,228)	(437)	-
Share based compensation expense	8,136	6,208	12,248
Interest in earnings of equity investments	(192,223)	(164,108)	-
Changes in assets and liabilities, excluding net assets acquired:
Other assets	(33)	(3,150)	-
Due to subsidiaries	-	-	42
Due to related parties	-	(42)	97
Accrued interest payable	11	529	-
Other liabilities	(198)	677	449
Net cash provided by operating activities	(18,613)	(7,985)	452

Cash flows used in investing activities:
Net cash paid in acquisitions of subsidiaries	(199,244)	(311,386)	(529,925)
Net cash used in investing activities	(199,244)	(311,386)	(529,925)

Cash flows provided by (used in) financing activities:
Issue of common shares, net of issuance costs paid	171,644	162,833	547,805
Issue of notes, net of issuance costs paid	24,744	132,810	-
Intercompany financing	23,901	6,473	-
Dividend paid on common shares	(6,824)	-	-
Other	2,641	729	-
Net cash provided by financing activities	216,106	302,845	547,805

(Decrease) increase in cash and cash equivalents	(1,751)	(16,526)	18,332
Cash and cash equivalents - beginning of period	1,806	18,332	-
Cash and cash equivalents - end of period	$55	$1,806	$18,332

Supplemental cash flow information:
Interest paid	$12,913	$3,861	$-

FLAGSTONE REINSURANCE HOLDINGS LIMITED
SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT

FLAGSTONE REINSURANCE HOLDINGS LIMITED
NOTE TO CONDENSED FINANCIAL STATEMENTS
As at December 31, 2007 and 2006
(PARENT COMPANY)

($ in thousands of U.S. dollars)

DEBT AND FINANCING ARRANGEMENTS

Long term debt

The Company’s debt outstanding as at December 31, 2007 and 2006 is as follows:

Issue Type	Issue Date	Notional Amount	Interest Rate	First Call Date	Maturity Date	Outstanding Balance as at December 31, 2007
Deferrable Interest Debentures	August 2006	$120,000	LIBOR + 3.54%	September 15, 2011	September 15, 2036	$120,000
Deferrable Interest Debentures	August 2006	€13,000	Euribor + 3.54%	September 15, 2011	September 15, 2036	$19,006
Junior Subordinated Deferrable Interest Notes	September 2007	$25,000	LIBOR + 3.10%	September 15, 2012	September 15, 2037	$25,000
						$164,006

SFAS No. 107, “Disclosure about Fair Value of Financial Instruments” (“SFAS 107”), requires disclosure of  fair value information of financial instruments. For financial instruments where quoted market prices are not available, the fair value of these financial instruments is estimated by discounting future cash flows or by using similar recent transactions. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. The Company does not carry its long term debt at fair value on its consolidated balance sheets. As at December 31, 2007 and 2006, the Company estimated the fair value of its long term debt to be equal to its carrying value.

The Notes indentures contain various covenants, including limitations on liens on the stock restricted subsidiaries, restrictions as to the disposition of the stock of restricted subsidiaries and limitations on mergers and consolidations. The Company was in compliance with all the covenants contained in the Notes indentures at December 31, 2007.

Interest expense includes interest payable and amortization of debt offering expenses. The debt offering expenses are amortized over the period from the issuance of the Notes to the earliest they may be called by the Company. For the years ended December 31, 2007 and 2006, the Company incurred interest expense and amortization of debt offering expenses of $13.7 million, and $4.5 million on the Notes. For the period October 4, 2005 through December 31, 2005 the Company did not incur any interest expense. Also, at December 31, 2007 and 2006, the Company had $0.5 million and $0.5 million, respectively, of interest payable included in other liabilities in the consolidated balance sheets.

Future principal and interest payments on long term debt are expected to be as follows:

Year
2008	$13,405
2009	13,405
2010	13,405
2011	13,405
2012	13,405
Later years	484,320
Total	$551,344

FLAGSTONE REINSURANCE HOLDINGS LIMITED
SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
As at and for the Periods Ended December 31, 2007, 2006, and 2005
($ in thousands)

	December 31, 2007			For The Year Ended December 31, 2007
Segment	Deferred Policy Acquisition Costs	Future Policy Benefits, Losses, Claims and Loss Expenses	Unearned Premiums	Premium Revenue	Net Investment Income	Benefits, Claims, Losses and Settlement Expenses	Amortization of Deferred Policy Acquisition Costs	Other Operating Expenses	Premiums Written
Reinsurance	$26,367	$177,100	$157,676	$464,200	$–	$191,269	$75,880	$68,929	$544,255
Insurance	4,240	3,878	17,931	12,937	–	1,590	6,412	3,532	32,895
Unallocated	–	–	–	–	73,808	–	–	–	–
	$30,607	$180,978	$175,607	$477,137	$73,808	$192,859	$82,292	$72,461	$577,150

December 31, 2006			For the year ended December 31, 2006

	Future policy					Amortization
	benefits,				Benefits,	of
Deferred	losses,				claims,	deferred
policy	claims and			Net	losses and	policy	Other
acquisition	loss	Unearned	Premium	investment	settlement	acquisition	operating	Premiums
costs	expenses	premiums	revenue	income	expenses	costs	expenses	written

$11,909	$22,516	$98,659	$192,063	$34,212	$26,660	$29,939	$34,741	$302,489

December 31, 2005			For the period from October 4, 2005 through December 31, 2005

	Future policy					Amortization
	benefits,				Benefits,	of
Deferred	losses,				claims,	deferred
policy	claims and	Net		Net	losses and	policy	Other
acquisition	loss	unearned	Premium	investment	settlement	acquisition	operating	Premiums
costs	expenses	premiums	revenue	income	expenses	costs	expenses	written

$-	$-	$-	$-	$629	$-	$-	$13,013	$-

FLAGSTONE REINSURANCE HOLDINGS LIMITED
SCHEDULE IV
REINSURANCE
As at and for the Periods Ended December 31, 2007, 2006, and 2005
($ in thousands)

					Percentage of
		Ceded to	Assumed from		amount
	Gross	other	other	Net	assumed to
	amount	companies	companies	amount	net

2007 - Property and casualty	$-	$50,119	$577,150	$527,031	110%
2006 - Property and casualty	$-	$19,991	$302,489	$282,498	107%
2005 - Property and casualty	$-	$-	$-	$-	0%